UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No.1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________

EnterConnect Inc.
(Exact name of Registrant as specified in its charter)

Nevada	7371	20-8002991
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

100 Century Center Court, Suite 650, San Jose, CA 95112-4537	Telephone: (408) 441-9500
(Address and telephone number of Registrant's principal executive offices)

Dr. Eugene Seymour
135 Wood Street, Suite 205
West Haven, Connecticut 06516
Telephone: (203) 937-6137
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Peter Campitiello, Esq.
Tarter Krinsky & Drogin LLP
1350 Broadway
New York, New York 10018
Tel: 212-216-8085
Fax: 212-216-8001

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

1

CALCULATION OF REGISTRATION FEE

Title of each class to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value per share(2)	12,033,169	$0.95	$11,431,510.55	$449.26
Common stock, $0.001 par value per share (3)	9,212,295	$0.95	$8,751,680.25	$343.94
Common stock, $0.001 par value per share (4)	606,666	$0.95	$576,332.70	$22.58
Total	21,852,130	$0.95	$20,759,523.50	$815.78

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sale price of the common stock as reported on the Over-the-Counter Bulletin Board on January 18, 2008.

(2) In accordance with the Registration Rights Agreement, 10,449,833 represents 130% of the 8,038,333 shares of common stock issuable in connection with the conversion of Senior Secured Convertible Notes in accordance with the Securities Purchase Agreement dated December 20, 2007 between us and Highbridge International LLC, Professional Offshore Opportunity Fund, Ltd., Cranshire Capital, LP, Iroquois Master Fund Ltd., and other investors, at an initial conversion price equal to $0.60 per share and 933,331 shares issued in accordance with acceptance of subscriptions on December 6, 2007 of the Company’s private placement offering.

(3) Represents shares underlying warrants to purchase 8,038,333 shares of the Company’s common stock at an exercise price of $0.80 per share, issuable in accordance with  the Securities Purchase Agreement dated December 20, 2007 between the Company, Highbridge International LLC and other investors and warrants to purchase 1,062,500 shares of the Company’s common stock at a price of $0.80 per share, issuable to persons, who acted as the placement agent in connection with the Securities Purchase Agreement dated December 20, 2007 between the Company and Highbridge International LLC.

(4) Represents shares underlying warrants to purchase 466,666 shares of the Company’s common stock at an exercise price of $1.50 per share issuable to subscribers of the Company’s December 6, 2007 private placement offering and warrants to purchase 140,000 shares of the Company’s common stock at a price of $1.50 per share, issuable to persons who acted as the placement agent in connection with the offering.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

___________________________________________

The information in this prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

2

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MARCH __, 2008

ENTERCONNECT INC.

This prospectus relates to shares of common stock of EnterConnect Inc. that may be offered for sale for the account of the selling stockholders identified in this prospectus. The selling stockholders may offer and sell from time to time up to 21,852,130 shares of our common stock, which amount includes 1,202,500 shares to be issued to placement agents, only if and when the placement agents exercise warrants held by them.

Our common stock is traded on the OTC Bulletin Board under the symbol “ECNI”. The closing price for our common stock on March 18, 2008 was $1.05. These securities are speculative and involve a high degree of risk.

The securities being offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 3 to read about significant risk factors you should consider before investing in the securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at 100 Century Center Court, Suite 650, San Jose, California 95112-4537 and our telephone number is (408) 441-9500.

PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE __.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus titled "Risk Factors" beginning on page _ before buying any shares of our common stock.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell or offer these securities until the registration statement of which this prospectus forms a part filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March __, 2008

iii

3

4

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Our Company

EnterConnect Inc., a Nevada corporation (“EnterConnect”, the “Company”, “we” or “us”) was formed on November 13, 2006 as Priority Software, Inc.  The Company was formed to acquire, develop, market and sell EnterConnect™, a software program that provides document management, content management, collaboration, search and security (“EnterConnect”).

On December 21, 2006, the Company and Enterpulse consummated an Asset Purchase Agreement whereby the Company acquired the EnterConnect platform and certain related assets and personnel for the aggregate purchase price of $1,065,982. On January 5, 2007 to reflect the Company’s acquisition of the EnterConnect platform, the Company amended its Articles of Incorporation to change its name to EnterConnect, Inc.

Our Business

The Company is a developer in enterprise portal strategies and best practices to deliver proprietary, ‘business-ready’ employee, customer and partner portal solutions.   Our products and software-as-a-service (SaaS) offerings are deployed through our propriety application exchange, which SaaS enables other Independent Software Vendors (ISVs) and their applications - making it as easy as possible for global mid-market companies to find, try and buy software or services that meet their needs and budget.

Our Principal Offices

The Company’s principal offices are located at 100 Century Center Court, Suite 650, San Jose, California 95112.

The Offering

This offering relates to the offer and sale of our common stock by the selling stockholders identified in this prospectus.  . The selling stockholders may offer and sell from time to time up to 21,852,130 shares of our common stock, which amount includes 1,202,500 shares to be issued to placement agents, only if and when the placement agents exercise warrants held by them.  The selling stockholders will determine when they will sell their shares, and in all cases will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

Risk Factors

Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. See the risk factors on page 3 of this prospectus.

FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “believe”, “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” and “Business” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

SUMMARY FINANCIAL INFORMATION

The following table summarizes our financial information. You should read this information together with the financial statements and the notes to the financial statements appearing elsewhere in this prospectus.

ENTERCONNECT INC.
Statement of Operations

	From November 13, 2006 (Inception) through December 31, 2007	Nine Months Ended December 31, 2007	From November 13, 2006 (Inception) through March 31, 2007
Revenue	$118,298	$118,298	$-

Sales and Marketing	531,048	358,930	172,118

General and Administrative	1,370,298	966,464	403,834

Research and Development	1,039,619	807,977	231,642

Operating Loss	(2,822,667)	(2,015,073)	(807,594)

Other Expenses
Interest Expense	1,310,709	1,101,532	209,177

Total Other Expense	1,310,709	1,101,532	209,177

Net Loss	$(4,133,376)	$(3,116,605)	$(1,016,771)

RISK FACTORS

This investment involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. There may be additional risks that we do not know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks are realized, our business, operating results and financial condition could be materially harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

The Company has a Limited Operating History

The Company was only recently formed and has no operating history in its intended field of endeavor and has sustained substantial losses. Since inception, the Company has suffered a net loss of $4,133,376 to December 31, 2007.  There can be no assurance that the Company will be successful in building its business or that its business model will prove to be successful.

Our Auditors have Issued a Going Concern Opinion

Our independent public accountants have expressed a going concern opinion of our financial statements as of March 31, 2007.  This means there is substantial doubt that the Company can continue as a going concern without additional financing and/or generating profits. If we are unable to do so, we will likely have to cease operations and you may lose all of your investments.

The Company has Material Future Financing Needs

The Company's business model requires additional financing in order to expand its marketing and sales efforts. No assurance can be given that additional financing will be available to the Company on acceptable terms, if at all. If the Company raises additional funds by issuing additional equity securities, further dilution to existing equity holders will result. If adequate additional funds are not available, the Company may be required to curtail significantly its long-term business objectives and its results from operations may be materially and adversely affected.  Accordingly, there is substantive doubt whether the Company can fulfill its business plan or commence revenue generating operations.

If We Are Unable To Raise Capital In The Future, We May Be Unable To Fund Operating Cash Shortfalls

There can be no assurance that additional financing, may be available to us on acceptable terms, or at all. Our inability to obtain any needed financing could hinder our ability to fund our operations and our sales efforts. Any financing may cause significant dilution to existing stockholders. Any debt financing or other financing of securities senior to common stock likely will include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock.

Shares Eligible for Future Sale

All of the shares of Common Stock outstanding prior to this Offering, or issued in connection with the conversion of the Debentures or the Warrants, are “restricted securities,” as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may under certain circumstances sell without registration under the Securities Act within any three-month period that number of shares which does not exceed the greater of one percent of the then outstanding Common Stock or the average weekly trading volume of such stock during the four calendar weeks prior to such sale.  Rule 144 also permits, under certain circumstances, the sales of shares without any volume limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company.

Our Directors, Executive Officers and Principal Stockholders have Effective Control of the Company, Preventing Non-Affiliate Stockholders from Significantly Influencing Our Direction and Future

Our directors, officers, 5% stockholders and their affiliates control approximately 69% of our outstanding shares of common stock and are expected to continue to control a majority of our outstanding common stock following any financing transactions projected for the foreseeable future. These directors, officers and affiliates effectively control all matters requiring approval by the stockholders, including any determination with respect to the acquisition or disposition of assets, future issuances of securities, declarations of dividends and the election of directors. This concentration of ownership may also delay, defer, or prevent a change in control and otherwise prevent stockholders other than our affiliates from influencing our direction and future.

There is Only a Limited Public Market for Our Common Stock, and even if a Market Develops, It Will Likely be Thin and Subject To Manipulation

There is only a limited public market for our common stock, and we can provide no assurance that a public market for our common stock will develop in the future. Even if a public market does develop, the volume of trading in our common stock will presumably be limited and likely dominated by a few individuals. The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time. An investor may find it difficult to dispose of shares of our common stock or obtain a fair price for our common stock in the market.

The Market Price for Our Common Stock Will Likely Be Volatile and May Change Dramatically At Any Time

The market price of our common stock, like that of the securities of other early-stage companies, may be highly volatile. Our stock price may change dramatically as the result of announcements of our quarterly results, the rate of our expansion, significant litigation or other factors or events that would be expected to affect our business or financial condition, results of operations and other factors specific to our business and future prospects. In addition, the market price for our common stock may be affected by various factors not directly related to our business, including the following:

●	intentional manipulation of our stock price by existing or future stockholders;
●	short selling of our common stock or related derivative securities;
●	a single acquisition or disposition, or several related acquisitions or dispositions, of a large number of our shares;
●	the interest, or lack of interest, of the market in our business sector, without regard to our financial condition or results of operations;
●	the adoption of governmental regulations and similar developments in the United States or abroad that may affect our ability to offer our products and services or affect our cost structure;
●	developments in the businesses of companies that purchase our products; and
●	economic and other external market factors, such as a general decline in market prices due to poor economic indicators or investor distrust.

Our Ability to Issue Preferred Stock and Common Stock May Significantly Dilute Ownership and Voting Power, Negatively Affect the Price of Our Common Stock and Inhibit Hostile Takeovers

Under our Articles of Incorporation, we are authorized to issue up to 10,000,000 shares of preferred stock and 100,000,000 shares of common stock without seeking stockholder approval. Our board of directors has the authority to create various series of preferred stock with such voting and other rights superior to those of our common stock and to issue such stock without stockholder approval. Any issuance of such preferred stock or common stock would dilute the ownership and voting power of existing holders of our common stock and may have a negative effect on the price of our common stock. The issuance of preferred stock without stockholder approval may also be used by management to stop or delay a change of control, or might discourage third parties from seeking a change of control of our company, even though some stockholders or potential investors may view possible takeover attempts as potentially beneficial to our stockholders.

Arbitrary Determination of Offering Price

The offering price for the shares of Common Stock was determined arbitrarily, and such price should not be considered an indication of the actual value of the Company as it bears no relationship to the book value, assets, or earnings to the Company or to other recognized criteria of value.

We depend on key management personnel for our future success

Our success will depend in large part on the continued services of Sam Jankovich, our Chairman and Chief Executive Officer. The loss of his services may materially and adversely affect our business and results of operations. In addition, if any key management personnel resigns to join a competitor or form a competing company, the loss of such personnel, together with the loss of any clients or potential clients to such competitor, could materially and adversely affect the business and results of operations of the company. Currently, we do not have any agreements with Mr. Jankovich prohibiting him from joining competitors, forming competing companies, soliciting existing clients or disclosing information deemed confidential to us; there is no guarantee that such agreements will be effective in preventing the key management personnel from engaging in the prohibited actions. We cannot guarantee that we will be able to replace any of these individuals in the event their services become unavailable.

Expansion and Retention of Client Accounts

Our success depends on our ability to attract and retain clients, these clients can terminate their accounts on little or short notice. Currently, we have engaged in only limited sales and have no customers.  Accordingly, we may lose or gain significant accounts each year.  There can be no assurance that we can retain our existing clients and add new clients as it attempts to expand its business.  See “Business - Customers.”

Competition

Although we believe we will be able to compete on the basis of the quality of our service, price and reputation, and build personal relationships with clients, there can be no assurance that we will be able to generate or improve our competitive position as we implement our proposed marketing program. See “Business – Competition.”

Control by Current Stockholders

We are currently controlled by Sam Jankovich, our Chairman and Chief Executive Officer, and Private Capital Group, LLC (“PCG”), whose principal, Michael Wainstein, serves as our Director and Treasurer, who own approximately 33.2% and 28.5% of our Common Stock respectively.  The principal stockholders will continue to own Common Stock giving them voting control over us.  Since the Common Stock does not have cumulative voting rights, they will be able to determine and direct our affairs and policies and the use of all funds available to us.  Conversely, purchasers of Common Stock will have no effective voice in the management of the Company.  See “Security Ownership of Management and Certain Security Holders.”

Absence of Cash Dividends

It is unlikely we will declare or pay dividends on Common Stock in the foreseeable future out of future earnings, if any, even if permitted to do so under applicable law. We currently intend to retain earnings, if any, to fund our continued operations and proposed expansion.  See “Dividend Policy.”

If the protection of intellectual property is inadequate, competitors may gain access to our content and technology

We seek to develop and maintain the proprietary aspects of our products and technology. To protect this proprietary content and technology, we rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets and patent, copyright, and trademark laws.

We seek to avoid disclosure of our trade secrets through a number of means including, but not limited to, requiring those persons with access to our proprietary information to execute confidentiality agreements.  We seek to protect our software, documentation, and other written materials under trade secret and copyright laws, which afford only limited protection.  We cannot be certain that any of our proprietary rights with respect to our products and services will be viable or of value in the future because, among other reasons, the validity, enforceability and type of protection of proprietary rights in our industries are uncertain and still evolving and many different entities are simultaneously seeking intellectual property rights relevant to software based applications.

We have no patents and may not receive a patent related to any of our products and services.  Our future patents, if any, may be successfully challenged, rendering them invalid or unenforceable, or may not provide us with any competitive advantages.  We may not develop proprietary products or technologies that are patentable and other parties may have dominating patent claims.  Additionally, other parties may have patent rights relating to the same subject matter covered by patents issued to us, enabling them to use the patented technology or license it to others without our consent.  The validity and enforceability of our future patents, if any, may also be affected by future legislative actions or judicial decisions.

Our trademarks may not provide us with any competitive advantages.  None of our trademarks may be registrable, and other parties may have priority of use of such trademarks or variants thereof.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products and intellectual property or to obtain and use information that we regard as proprietary.  Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our intellectual property exits, piracy can be expected to be a persistent problem.  In addition, the laws and enforcement mechanisms of some foreign countries do not protect our proprietary rights as much as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products, or design around patents issued to us, our content, or other intellectual property.

There has been a substantial amount of litigation in the Internet industry regarding intellectual property rights.  It is possible that in the future third parties may claim that we or our current or potential future products or services infringe upon their intellectual property.  We expect that developers and providers of e-commerce solutions will increasingly be subject to infringement claims as the number of products and competitors in this industry segment grows and the functionality of products in different industry segments overlaps.  Any claims, with or without merit, could be time-consuming, result in costly litigation, cause delays in implementation of our services or require us to enter into license agreements.  Licenses, if required, may not be available on terms acceptable to us, which could seriously harm our business.

Our business is subject to U.S. and foreign government regulation of the Internet.

We are affected by government regulation of the Internet by the United States, at the state, local and federal government levels, and foreign governmental bodies. Because new legislation is continuously being created and implemented, we are not certain how our business will be impacted and cannot predict if or how any future legislation would impact our business. In addition, we may be indirectly affected by certain new legislation to the extent it impacts our clients and potential clients.

We will incur increased costs as a result of being a public company.

As a public company, with a class of reporting securities, we incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with the new rules implemented by the Securities and Exchange Commission. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

Our stock is a penny stock and there are significant risks related to buying and owning penny stocks.

Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that sell non-NASDAQ listed securities except in transactions exempted by the rule, including transactions meeting the requirements of Rule 506 of Regulation D under the Securities Act and transactions in which the purchaser is an institutional accredited investor (as defined) or an established customer (as defined) of the broker or dealer. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, this rule may adversely affect the ability of broker-dealers to sell our securities and may adversely affect your ability to sell any of the securities you own.

The Securities and Exchange Commission regulations define a “penny stock” to be any non-Nasdaq equity security that has a market price (as defined in the regulations) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to some exceptions. For any transaction by a broker-dealer involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations (bid and ask prices) for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Our market liquidity could be severely and adversely affected by these rules on penny stocks.

USE OF PROCEEDS

We will not receive any proceeds from the consummation of this Offering unless and until the selling stockholders decide to exercise those warrants which do not have a cashless exercise provision.

DETERMINATION OF OFFERING PRICE

The selling security holders will sell up to 21,852,130 common shares at prevailing market prices or privately negotiated prices. The number of common shares that may be actually sold by a selling security holder will be determined by each selling security holder. The selling security holders are under no obligation to sell all or any portion of the common shares offered, nor are the selling security holders obligated to sell such shares immediately under this Prospectus. A shareholder may sell common stock at any price depending on privately negotiated factors such as a shareholder's own cash requirements, or objective criteria of value such as the market value of our assets.

DISCLOSURE REGARDING OUR RECENT FINANCING AND CONVERSION OF NOTES AND EXERCISE OF WARRANTS

Terms of Financing Documents

Securities Purchase Agreement

On December 20, 2007, the Company consummated subscriptions with certain investors pursuant to which the Company sold $4,823,000 of Senior Secured Convertible Notes (the "Notes") comprised of 10% interest coupon convertible into 8,038,333 shares of its common stock, par value $0.001 per share (the "Common Stock") at a conversion price of $0.60 and warrants (the "Warrants") to purchase 8,038,333 shares of Common Stock at an exercise price of $0.80 per share.  The Warrants may be exercised at any time and expire in 5 years

Under the Securities Purchase Agreement, we are obligated to pay all costs and expenses incurred by us in connection with the negotiation, preparation and delivery of the transaction documents, as well as the costs associated with registering the common shares underlying the Notes being offered in this Prospectus.

Future Capital Raising Limitations. The Company may not, without the prior written consent of a majority-in-interest of the Investors, negotiate or contract with any party to obtain additional equity financing (including debt financing with an equity component) involving the following:

1.	Issuance of shares of Common Stock at a discount to the market price of such stock;

2.	Issuance of convertible securities that are convertible into an indeterminate number of shares of Common Stock; or

3.
Issuance of warrants during the “Lock-Up Period.” The Lock-up Period begins on the Closing Date and extends until the later of (i) two hundred seventy (270) days from the Closing Date; or, (ii) one hundred eighty (180) days from the date the Registration Statement is declared effective (plus any days in which sales cannot be made thereunder).

In addition, the Securities Purchase Agreement provides the Investors the right of first refusal of any future equity offerings (including debt with an equity component) for the period beginning on the Closing and ending two (2) years after the end of the Lock-up Period (the “Right of First Refusal”). The Right of First Refusal provides each Investor an option to purchase its pro rata share of the securities being offered in the future offering on the same terms as contemplated by such Future Offering.

Notwithstanding the above, such limitations shall not apply to any transaction involving:

1.
issuances of securities in a firm commitment underwritten public offering (excluding a continuous offering pursuant to Rule 415 under the 1933 Act, an equity line of credit or similar financing arrangement) resulting in net proceeds to the Company of in excess of $1,500,000; or

2.
issuances of securities as consideration for a merger, consolidation or purchase of assets, or in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), or in connection with the disposition or acquisition of a business, product or license by the Company.

The limitations also shall not apply to the issuance of securities upon exercise or conversion of the Company’s options, warrants or other convertible securities outstanding as of the date hereof or to the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option or restricted stock plan approved by the shareholders of the Company.

Liquidated Damages. We are liable to pay liquidated damages in shares or cash, at our election, equal to 3% of the outstanding amount of the Notes per month plus accrued and unpaid interest if we breach any (i) covenant set forth in the Securities Purchase Agreement, including the failure to comply with blue sky laws, timely file all public reports, use the proceeds from the sale of the Notes in the agreed upon manner, obtain written consent from the Investors to negotiate or contract with a party for additional financing, reserve and have authorized the required number of common shares, maintain the listing or quotation of our common shares on an exchange or automated quotation system or maintaining our corporate existence; or (ii) representation or warranty regarding the condition of our company set forth in the Securities Purchase Agreement.

Collateral Agency and Pledge and Security Agreement

In connection with the Securities Purchase Agreement and as security for the Notes, we executed a Collateral Agency Agreement and a Pledge and Security Agreement (collectively, the “Security Agreements”) granting the Investors a continuing security interest in, a continuing first lien upon, an unqualified right to possession and disposition of, and a right of set-off against, in each case to the fullest extent permitted by law, all of the Company’s right, title and interest in all of the Company’s property (real, personal or otherwise). Under the Security Agreements, events of default occur upon the occurrence of an event of default as defined in the Notes.  The Pledge and Security Agreement permits the Investors, upon an Event of Default, to take title to, receive payment from and sell the collateral.

Warrants

Exercise Terms and Limitation. We simultaneously issued to the Investors five (5) year Warrants to purchase 8,038,333 shares of our common stock at an exercise price of $0.80. The Investors have contractually agreed to restrict their ability to exercise the Warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such exercise does not exceed 4.99% of the then issued and outstanding shares of our common stock.

Cashless Exercise. If the shares of common stock underlying the Warrants are not registered, then the Investors are entitled to exercise the Warrants on a cashless basis without paying the exercise price in cash. In the event that the Investors exercise the Warrants on a cashless basis, then we will not receive any proceeds.

Anti-Dilution. The Warrants’ exercise price will be adjusted in certain circumstances such as securities issued in connection with the Notes, excluding if we issue common stock at a price below market price, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the Investors’ position.

Notes

Interest, Maturity and Conversion. The Notes bear interest at 10% per annum, mature three (3) years from the issuance date, and are convertible into shares of our common stock at the rate of $0.60 per share.  The aggregate principal amount of the Notes is $4,823,000.  Thus, the Investors may convert the Notes into an aggregate amount 8,038,333 shares of the Company's common stock ("Conversion Shares").

Conversion Limitation. The Investors have contractually agreed to restrict their ability to convert the Notes and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of our common stock.

Redemption. At any time prior to December 20, 2008, the holders have the right to redeem the Notes for 100% of the remaining balance of the Notes.

Prepayment. The Notes may not be prepaid by the Company.

Anti-Dilution. The conversion price of the Notes will be adjusted in certain circumstances such as if we issue common stock or convertible securities which convert into common stock at a price below the Conversion Price, except for any securities issued in connection with the Notes, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the Investors’ position.

Default. An “Event of Default” occurs if we:

•	Fail to pay the principal or interest when due;
•	Fail to issue shares of common stock upon receipt of a conversion notice;
•	Fail to file a registration statement within 30 days following the Closing or fail to have the registration statement effective 120 days following the Closing;
•	Fail to maintain a number of authorized shares of common stock sufficient for the Investors to convert the Notes;
•	Breach any material covenant or other material term or condition in the Notes or the Securities Purchase Agreement;
•	Breach any representation or warranty made in the Securities Purchase Agreement or other document executed in connection with the financing transaction;
•
Fail to maintain the listing or quotation of our common stock on the OTCBB or an equivalent exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange;

•	Apply for or consent to the appointment of a receiver or trustee for us or any of our property or business, or such a receiver or trustee shall otherwise be appointed;
•
Have any money judgment, writ or similar process shall be entered or filed against us or any of our subsidiaries or any of our property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Investors;

•	Breach any material provision of the Security Agreements;
•
Institute or have instituted against us or any of our subsidiaries any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors; or

•	Default under any Note issued pursuant to the Securities Purchase Agreement.

Value of Shares Underlying Notes

The maximum aggregate dollar value of the 8,038,333 shares of common stock underlying the Notes that the Company has registered for resale is $7,636.416.35.  The market price for the Company’s common stock on the Issuance Date was $0.95per share based on the closing price on December 20, 2007, the last closing price prior to the Issuance Date.

Fees and Payments Associated with Transaction

The following table discloses the dollar amount of each payment (including the dollar value of any payments to be made in common stock) in connection with the financing transaction that the Company has paid, or may be required to pay to any Selling Stockholder, any affiliate of a Selling Stockholder, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction. The table also reflects the potential net proceeds to the Company from the sale of the Notes and the total possible payments to all selling shareholders and any of their affiliates in the first year following the sale of convertible notes. We intend to use all proceeds received in connection with the financing transaction for general corporate, business development and working capital purposes. For purposes of this table, we assumed that the aggregate of $4,823,000 in Notes were issued on December 20, 2007. There are no other persons with whom any Selling Stockholder has a contractual relationship with regarding the transaction.

Finder’s Fee	Structuring and Due Diligence Fees(1)	Maximum Possible Interest Payments(2)	Maximum Redemption Premium(3)	Maximum Possible Liquidated Damages(4)	Maximum First Year Payments(5)	Maximum Possible Payments(6)	Net Proceeds to Company(7)

$0	$0.0	$247,626	$0.0	$153,792	$5,478,917	$466,418	$4,356.582

(1)	None

(2)	Maximum possible interest payments for interest accrued through December 20, 2008

(3)	We do not have the right to redeem the full principal amount of the Notes prior to the maturity.

(4)
Under the Securities Purchase Agreement, the maximum amount of liquidated damages that the Company may be required to pay for the twelve (12) months following the sale of all Notes is 3% of the outstanding principal and accrued and unpaid interest.

(5)
Total maximum payments that the Company may be required to pay to the Selling Stockholders for the twelve (12) months following the sale of all Notes, which is comprised of $247,626 in interest and $153,792 in liquidated damages. If we redeemed the Notes one year from the Issuance Date, then the total payments would be $5,478,917.

(6)
Total maximum payments payable by Company, maximum possible interest of $247,626 and maximum possible liquidated damages of $153,792. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement, which would increase the possible maximum payments by Company to $466,418 and reduce the net proceeds to Company to $4,356,582.

(7)	Total net proceeds to the Company. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement.

Total Possible Profit Selling Stockholders Could Realize

Notes

The following table discloses the total possible profit Selling Stockholders could realize as a result of the conversion discount for the securities underlying the Notes.

Market Price(1)	Conversion Price(2)	Shares Underlying Notes(3)	Combined Market Price of Shares(4)	Total Conversion Price(5)	Total Possible Discount to Market Price(6)

$0.95	$0.60	8,038,333	$7,636,416	$4,823,000	$2,813,416

(1)	Market price per share of our common stock on the Issuance Date (December 20, 2007).

(2)	As defined in the Senior Secured Convertible Notes.

(3)	Total number of shares of common stock underlying the Notes assuming full conversion as of the Issuance Date.

(4)	Total market value of shares of common stock underlying the Notes assuming full conversion as of the Issuance Date based on the market price on the Issuance Date.

(5)	Total value of shares of common stock underlying the Notes assuming full conversion of the Notes as of the Issuance Date based on the conversion price.

(6)	Discount to market price calculated by subtracting the total conversion price (result in footnote (5)) from the combined market price (result in footnote (4)).

Warrants

We also issued to Selling Stockholders five year Warrants to purchase an aggregate of 8,038,333 shares of our common stock, exercisable on a cashless basis provided we are not in default of the Notes with the aggregate exercise price of $0.80 if exercised on a cashless basis. The following table discloses the total possible profit Selling Stockholders could realize as a result of the cashless exercise of the Warrants.

Market Price(1)	Exercise Price(2)	Shares Underlying Warrants(3)	Combined Market Price(4)	Total Exercise Price(5)	Total Possible Discount to Market Price(6)

$0.95	$0.80	8,038,333	$7,636,416	$6,430,666	$1,205,750
Total		8,038,333	$7,636,416	$6,430,666	$1,205,750

(1)	Market price per share of our common stock on the Issuance Date (December 20, 2007).

(2)	The exercise price per share of our common stock underlying the Warrants is fixed at $0.80.

(3)
Total number of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date. Upon certain adjustments of the exercise price of the warrants, the number of shares underlying the warrants may also be adjusted such that the proceeds to be received by us would remain constant.

(4)	Total market value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date based on the market price of the common stock on the Issuance Date.

(5)	Total value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date.

(6)	Discount to market price calculated by subtracting the total conversion price (result in footnote (5)) from the combined market price (result in footnote (4)).

Combined Total Possible Profit Selling Stockholders Could Realize

The following table summarizes the potential proceeds available to the Company pursuant to the financing with the Investors and the Investors’ return on investment. For purposes of this table, we assumed that the Investors exercise all of the in-the-money Warrants, if any, on a cash basis.

Gross Proceeds Payable to Company(1)	Maximum Possible Payments by Company(2)	Net Proceeds to Company(3)	Combined Total Possible Profit to Investors(4)	All Payments + Possible Profit / Net Proceeds(5)	All Payments + Possible Profit / Net Proceeds Averaged Over 3 Years(6)

$4,823,000	$466,418	$4,356,582	$4,019,167	103%	34%

(1)	Total amount of the Notes.

(2)
Total maximum payments payable by Company, , maximum possible interest of $247,626 and maximum possible liquidated damages of $153,792. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement, which would increase the possible maximum payments by Company to $466,418 and reduce the net proceeds to Company to $4,356,582.

(3)	Total net proceeds to the Company. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement.

(4)
Total possible profit to the Investors is based on the aggregate discount to market price of the conversion of the Notes and cashless exercise of Warrants. The Notes’ conversion price is $0.60 per share. The warrant exercise price is $0.80 per share.

(5)
Percentage equal to the maximum possible payments by us in the transaction ($466,418) plus total possible discount to the market price of the shares underlying the convertible debentures ($4,019,167), plus profit from 8,038,333 warrants in the money as of the Issuance Date divided by the net proceeds to the Company resulting from the sale of the Notes ($4,356,582).

(6)	Calculated by dividing 34% (footnote 5) by 3.

Prior Securities Transactions with Selling Stockholders

We engaged in prior securities transactions with the following Selling Stockholders:

From November 16, 2006 to February 28, 2007, when 18,000,000 shares of the Company’s Common Stock were issued and outstanding, the Company conducted a private placement of its securities solely to accredited investors.  The sale to the following individuals were issued shares from the authorized capital stock for additional working capital. These shares were exempt from registration pursuant to Regulation D of the Securities Act of 1933.  Subscriptions were for units at a purchase price of $100,000 comprised of a 10% Series A Convertible Debenture and Class A Warrants to purchase 60,000 shares of the Company’s Common Stock at exercise prices of $2.00, $3.00 and $4.00.  The Company executed subscriptions for an investment of $2,112,732.  211,273.2 10% Series A Convertible Debentures and 1,267,641 Class A Warrants were sold in the Offering.

Name of Selling Stockholder	Number of Shares Acquired	Percentage of Class Upon Issuance(1)	Market Price Per Share Prior to Offering(2)	Current Market Price Per Share
Adams, Madeline Gayle	42,960	.23	$1.00	$$0.95
Cahn, Marc S.	26,870	.15	$1.00	$$0.95
Cerneka, Lore	53,890	.29	$1.00	$$0.95
Cheeseman, Valerie	84,069	.47	$1.00	$$0.95
Crawford, Veronne J., Trustee Veronne J. Crawford Trust	105,315	.59	$1.00	$$0.95
Dudziak, Norman A., Jr.	26,945	.15	$1.00	$$0.95
Eigel, Christopher J.	107,781	.60	$1.00	$$0.95
Groetsch, Brian L., Sr.	53,890	.29	$1.00	$$0.95
Kaplan, Ralph V., M.D. Sadowsky, Naomi P., M.D.	26,623	.15	$1.00	$$0.95
Lau, Grant	26,329	.15	$1.00	$$0.95
Maccollum Family Trust Maxwell S. MacCollum	53,890	.29	$1.00	$$0.95
McGee, Lawrence Stone III	80,836	.45	$1.00	$$0.95
Murray, Alan John	53,630	.29	$1.00	$$0.95
Ritsch, James	26,870	.15	$1.00	$$0.95
Serikawa, Yoshihara	26,965	.15	$1.00	$$0.95
Spencer, David R.	21,496	.12	$1.00	$$0.95
Stiehl, Walter, A.	26,870	.15	$1.00	$$0.95

(1) Based upon 18,000,000 shares issued and outstanding at the time of the offering.

(2) There was no market for the Company’s common stock on the date of subscription.  The offering price of the shares was $1.00 per share.

On July 31, 2007, the Company conducted a private placement of its securities solely to accredited investors.  The offering was exempt from registration pursuant to Regulation D of the Securities Act of 1933.  Subscriptions were for units at a purchase price of $25,000 comprised of a 14% Debenture and 50,000 shares of the Company's Common Stock.  The Company executed subscriptions for investments of $585,000 and issued a total of 1,171,000of which the following was subscribed for by the selling stockholders:

Name of Selling Stockholder	Number of Shares Acquired	Percentage of Class Upon Issuance(1)	Market Price Per Share Prior to Offering(2)	Current Market Price Per Share
Adams, Madeline Gayle	50,000.23		$1.00	$0.95
Cahn, Marc S.	50,000.23		$1.00	$0.95
Cerneka, Lore	50,000.23		$1.00	$0.95
Cheeseman, Valerie	46,000.21		$1.00	$0.95
Crawford, Veronne J., Trustee Veronne J. Crawford Trust	50,000.23		$1.00	$0.95
Dudziak, Norman A., Jr.	100,000.47		$1.00	$0.95
Eigel, Christopher J.	50,000.23		$1.00	$0.95
Groetsch, Brian L., Sr.	100,000.47		$1.00	$0.95
Kaplan, Ralph V., M.D. Sadowsky, Naomi P., M.D.	50,000.23		$1.00	$0.95
Lau, Grant	50,000.23		$1.00	$0.95
MacCollum Family Trust Maxwell S. MacCollum	50,000.23		$1.00	$0.95
McGee, Lawrence Stone III	125,000.58		$1.00	$0.95
Murray, Alan John	50,000.23		$1.00	$0.95
Power, Alan	50,000.23		$1.00	$0.95
Ritsch, James	100,000.47		$1.00	$0.95
Serikawa, Yoshihara	100,000.47		$1.00	$0.95
Shah, Art	25,000.12		$1.00	$0.95
Spencer, David R.	50,000.23		$1.00	$0.95
Stiehl, Walter, A.	25,000.12		$1.00	$0.95

(1) Based upon 21,416,112 shares issued and outstanding at the time of the offering.

(2) There was no market for the Company’s common stock on the date of subscription.  The offering price of the shares was $1.00 per share.

Shares Outstanding Prior to the Transaction

The following table discloses certain information comparing the number of shares outstanding prior to the transaction, number of shares registered by the Selling Stockholders, or their affiliates, in prior registration statements (along with that number still held and number sold pursuant to such prior registration statement) and the number of shares registered for resale in this Registration Statement relating to the financing transaction.

Number of shares outstanding prior to convertible note transaction held by persons other than the Selling Stockholders, affiliates of the Company and affiliates of the Selling Stockholders.	27,125,261

Number of shares registered for resale by Selling Stockholders or affiliates in prior registration statements.	4,237,112

Number of shares registered for resale by Selling Stockholders or affiliates of Selling Stockholders that continue to be held by Selling Stockholders or affiliates of Selling Stockholders.	4,237,112

Number of shares sold in registered resale by Selling Stockholders or affiliates of Selling Stockholders.	0

Number of shares registered for resale on behalf of Selling Stockholders or affiliates of Selling Stockholders in current transaction.	3,288,172

Repayment, Shorting and Prior Transactions with Selling Stockholders

The Company intends to use the proceeds from the Notes and not repay the Notes when they become due and payable. To the best of our knowledge, and based on information obtained from the Selling Stockholders, none of the selling shareholders have an existing short position in the Company’s common stock.

Except as set forth above, the Company has not in the past three (3) years engaged in any securities transaction with the Selling Stockholders.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are issuable upon conversion of the convertible notes, and upon exercise of the warrants.  For additional information regarding the issuance of those convertible notes and warrants, see "Private Placement of Convertible Notes and Warrants" above.  We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.  Except for the ownership of the convertible notes and the warrants issued pursuant to the Securities Purchase Agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders.  The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the convertible notes and warrants, as of March 18, 2008, assuming conversion of all convertible notes and exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of at least 130% of the sum of (i) the number of shares of common stock issuable upon conversion of the convertible notes as of the Trading Day immediately preceding the date the registration statement is initially filed with the SEC, and (ii) the number of shares of common stock issuable upon exercise of the related warrants as of the Trading Day immediately preceding the date the registration statement is initially filed with the SEC.  Because the conversion price of the convertible notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.  The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the convertible notes and the warrants, a selling stockholder may not convert the convertible notes or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed [4.99]% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised.  The number of shares in the second column does not reflect this limitation.  The selling stockholders may sell all, some or none of their shares in this offering.  See "Plan of Distribution."

The selling stockholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. The table below assumes that each selling stockholder exercises all of its warrants and sells all of the shares issued upon exercise thereof, and that each selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

Name of Security Holder	Maximum number of shares to be sold pursuant to this prospectus	Maximum number of shares to be sold pursuant to this prospectus underlying common stock warrants	Number of shares of common stock owned after the offering is complete

Highbridge International LLC (1)	5,416,667	4,166,667	0
Professional Offshore Opportunity Fund, Ltd. (2)	2,816,667	1,666,667	0
Cranshire Capital, LP (3)	541,667	416,667	0
Iroquois Master Fund Ltd.(4)	541,667	416,667	0
Adams, Madeline Gayle	54,167	41,667	0
Cahn, Marc S.	54,167	41,667	0
Cerneka, Maria	54,167	41,667	0
Cheeseman, Valerie	49,833	38,333	0
Crawford, Veronne J., Trustee	54,167	41,667	0
Dudziak, Norman A., Jr.	108,333	83,333	0
Eigel, Christopher J.	54,167	41,667	0
Groetsch, Brian L., Sr.	108,333	83,333	0
Kaplan, Ralph V., M.D.	54,167	41,667	0
Krauss, George	675,001	416,667	0
Lau, Grant	54,167	41,667	0
MacCollum, Maxwell S.	54,167	41,667	0
McGee, Lawrence Stone III, MD	135,417	104,167	0
Murray, Alan John	54,167	41,667	0
Power, Alan	54,167	41,667	0
Ritsch, James J.	108,333	83,333	0
Serikawa, Yoshihara	108,333	83,333	0
Spencer, David R.	54,167	41,667	0
Stiehl, Walter A.	27,083	20,833	0
Worldwide Gateway Co. Ltd.(5)(6)	0	750,000	0
WMS Enterprises LLC (6)(7)	0	175,000	0
Aaron Katz (6)(8)	0	76,875	0
Sandgrain Securities (6)(9)	0	25,625	0
Juan Ferrier (6)	0	100,000	0
Global Media Fund, Inc. (9)	666,666	333,333	0
Marcus, Frederic L.	66,666	33,333	0
Emig, Glenn E.	66,666	33,333	0
Green Drake Capital Corp. (10)	0	75,000
Total:	12,033,169	9,678,961	0

(1) Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC.  Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC.  Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(2) Howard Berger has voting and investment control over the shares held by Professional Offshore Opportunity Fund, Ltd. Mr. Berger disclaims beneficial ownership of these securities.

(3) Mitchell Kopin has voting and investment control over the shares held by Cranshire Capital LP. Mr. Kopin disclaims beneficial ownership of these securities.

(4) Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund. Mr. Silverman disclaims beneficial ownership of these securities.

(5) Andy Lai Kui Shing has voting and investment control over the shares held by Worldwide Gateway Co. Ltd. Mr. Lai disclaims beneficial ownership of these securities.

(6) Subject to Lock-Up Agreement whereby the holders agreed, for as long as the Senior Secured Convertible Notes remain outstanding, not to sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of common stock.

(7) Reed Madison, Chris Wrolstad and Steve Osello have voting and investment control over the shares held by WMS Enterprises, LLC. Messrs. Madison, Wrolstad and Osello disclaim beneficial ownership of these securities.  As a registered broker-dealer, WMS may be deemed to be an “underwriter” within the meaning of the Securities Act.

(8) Mr. Katz holds warrants to purchase 30,000, shares of common stock at an exercise price of $1.50 per share and warrants to purchase 46,875 shares at an exercise price of $0.80 per share.

(9) Warrants to purchase 10,000 shares of common stock are exercisable at a price of $1.50 per share and warrants to purchase 15,625 shares are exercisable at $0.80 per share.  Nancy Chinchar has voting and investment control over the shares held by Sandgrain Securities, Inc. Ms. Chinchar disclaims beneficial ownership of these securities.  As a registered broker-dealer, Sandgrain may be deemed to be an “underwriter” within the meaning of the Securities Act.

(10) Barry Silbert has voting and investment control over the shares held by Green Drake Capital Corporation.  Mr. Silbert disclaims beneficial ownership of these securities.  As a registered broker-dealer, Green Drake may be deemed to be an “underwriter” within the meaning of the Securities Act.

PRVATE PLACEMENT OF COMMON STOCK AND WARRANTS

On December 6, 2007, the Company consummated subscriptions with certain of the Selling Stockholders for units of common stock and common stock purchase warrants at a purchase price of $100,000 per Unit.  The Company executed subscriptions for investments of $700,000 for a total of 933,333 shares of Common Stock and warrants to purchase 466,666 shares of common stock.  The Warrants are exercisable at $1.50 per share.  The warrants may be exercised at any time and expire in 7 years.  The Company issued 140,000 placement agent warrants in connection with this offering all of which are exercisable into shares of common stock at a price of $1.50 per share.

The shares and warrants were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. The agreements executed in connection with the sale contain representations to support our reasonable belief that the subscribers had access to information concerning our operations and financial condition, the subscribers acquired the securities for their own account and not with a view to the distribution thereof in the absence of an effective registration statement or an applicable exemption from registration, and that the subscribers  are sophisticated within the meaning of Section 4(2) of the Securities Act and “accredited investors” (as defined by Rule 501 under the Securities Act). In addition, the issuances did not involve any public offering; the Company made no solicitation in connection with the sale other than communications with the subscribers; we obtained representations from the subscribers regarding their investment intent, experience and sophistication; and the subscribers either received or had access to adequate information about us in order to make an informed investment decision.

PRIVATE PLACEMENT OF CONVERTIBLE NOTES AND WARRANTS

On December 20, 2007, the Company consummated subscriptions with certain of the Selling Stockholders pursuant to which the Company sold $4,823,000 10% Senior Secured Convertible Notes (the "Notes") convertible into 8,038,333 shares of its common stock and warrants to purchase 8,038,333 shares of common stock at an exercise price of $.80 per share.  The warrants may be exercised at any time and expire in 5 years.  Of the Notes subscribed for in the offering, proceeds equaling $573,000 were received upon the conversion by the holders of the Company’s previously subscribed for convertible debentures in July 2007.

Pursuant to a Registration Rights Agreement executed in connection with the offering, the Company was required to file a registration statement within 30 days thereof and have the registration statement effective 120 days following the closing of the offering.  The Notes are secured by a pledge of all of the Company’s assets and property.

The Notes and warrants were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. The agreements executed in connection with the sale contain representations to support our reasonable belief that the subscribers had access to information concerning our operations and financial condition, the subscribers acquired the securities for their own account and not with a view to the distribution thereof in the absence of an effective registration statement or an applicable exemption from registration, and that the subscribers  are sophisticated within the meaning of Section 4(2) of the Securities Act and “accredited investors” (as defined by Rule 501 under the Securities Act). In addition, the issuances did not involve any public offering; the Company made no solicitation in connection with the sale other than communications with the subscribers; we obtained representations from the subscribers regarding their investment intent, experience and sophistication; and the subscribers either received or had access to adequate information about us in order to make an informed investment decision.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any of these methods of sale; and
•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended ("Securities Act"), if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of and limit the timing of purchases and sales of any of the shares by the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser are responsible for paying any discounts, commissions and similar selling expenses they incur.

The selling security holders and the issuer have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling security holders are advised to ensure that any brokers, dealers or agents effecting transactions on behalf of the selling security holders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately $35,870. The estimated offering expenses consist of: a SEC registration fee of $870, accounting fees of $7,000, legal fees of $25,000 and printing miscellaneous expenses of $3,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling security holders. We will, however, receive proceeds from the exercise, if any, of the Warrants.

The selling security holders should be aware that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling security holders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling security holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of NanoViricides, Inc. while such selling security holders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling security holders are not permitted to cover short sales by purchasing shares while the offering is taking place. The selling security holders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to this Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

DESCRIPTION OF SECURITIES

The following description of EnterConnect’ capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation and bylaws, all of which have been filed or incorporated by reference as exhibits to our registration statement of which this prospectus is a part.

We are presently authorized to issue 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock. As of March 21, 2008, 27,125,261 shares of common stock and no shares of preferred stock were issued and outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock, when and if declared by our Board of Directors, from funds legally available. No holder of any shares of common stock has a preemptive right to subscribe for any shares of any class of our stock. Upon our liquidation, dissolution or winding up, and after payment to creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights.

Preferred Stock

The Company’s Articles of Incorporation authorize the Board of Directors to issue 10,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to determine, prior to issuing any such series of preferred stock and without any vote or action by the shareholders, the rights, preferences, privileges and restrictions of the shares of such series, including dividend rights, voting rights, terms of redemption, the provisions of any purchase, retirement or sinking fund to be provided for the shares of any series, conversion and exchange rights, the preferences upon any distribution of the assets of the Company, including in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the preferences and relative rights among each series of preferred stock. At March 21, 2008, the Company had no shares of preferred stock outstanding.

Dividends

We have not paid any cash dividends with respect to our common stock since inception. Payment of future dividends, if any, will depend upon our future earnings and capital requirements and other factors that our board of directors considers appropriate.

Options

There is no Employee stock option plan at this time.

Warrants

The Company has outstanding warrants to purchase 12,684,560 shares of its common stock. 1,267,641 warrants are exercisable immediately to purchase 422,547 shares of Common Stock, at a price per share of $2.00, 422,547 shares of Common Stock at a price per share of $3.00 and 422,547 shares of Common Stock at a price per share of $4.00 and expire on the third anniversary of the date of issuance.  An additional 2,696,921 warrants to purchase Common Stock are outstanding exercisable at $1.00 per share and expire on the third anniversary after issuance.  The Company also has outstanding warrants to purchase 606,665 shares of Common Stock at a price per share of $1.50, exercisable immediately.  Also outstanding are warrants to purchase 8,038,333 shares exercisable at $0.80 per share.

Transfer Agent

Shares of Common Stock are registered at the transfer agent and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the Common Stock certificate, properly endorsed. No transfer shall be registered unless the Company is satisfied that such transfer will not result in a violation of any applicable federal or state securities laws. The Company's transfer agent for its Common Stock is InterWest Transfer, Inc., 1981 East Murray Holladay Road, Suite 100-P.O. Box 17136, Salt Lake City Utah 84117, (801) 272-9294.

Penny Stock

The Commission has adopted rules that define a “penny stock” as equity securities under $5.00 per share which are not listed for trading on NASDAQ (unless the issuer (i) has a net worth of $2,000,000 if in business for more than three years or $5,000,000 if in business for less than three years or (ii) has had average annual revenue of $6,000,000 for the prior three years). The Company’s securities are characterized as penny stock, and therefore broker-dealers dealings in the securities are subject to the disclosure rules of transactions involving penny stock which require the broker-dealer, among other things, to (i) determine the suitability of purchasers of the securities and obtain the written consent of purchasers to purchase such securities and (ii) disclose the best (inside) bid and offer prices for such securities and the price at which the broker-dealer last purchased or sold the securities. The additional requirements imposed upon broker-dealers discourage them from engaging in transactions in penny stocks, which reduces the liquidity of the Company’s securities.

Provisions Having A Possible Anti-Takeover Effect

We are subject to the State of Nevada's business combination statute. In general, the statute prohibits a publicly held Nevada corporation from engaging in a business combination with a person who is an interested shareholder for a period of three years after the date of the transaction in which that person became an interested shareholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder. An interested shareholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and accordingly, may discourage attempts to acquire our Company.

DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

INTEREST OF NAMED EXPERT AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us or any of our subsidiaries. Nor was any such person connected with us or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Legal Matters

The validity of the issuance of the shares being offered hereby will be passed upon for us by Tarter Krinsky & Drogin, LLP, New York, New York.

Experts

Our financial statements included in this prospectus to the extent and for the fiscal year ended March 31, 2007 (as indicated in their reports) have been audited by Li & Company, LLP, Skilman, New Jersey an independent registered public accounting firm and are included herein in reliance upon the authority as experts in giving said reports.

ORGANIZATION WITHIN LAST FIVE YEARS

EnterConnect Inc., a Nevada corporation (“EnterConnect”, the “Company”, “we” or “us”) was formed on November 13, 2006 as Priority Software, Inc. The Company was formed to acquire, develop, market and sell EnterConnect™, a software program that provides document management, content management, collaboration, search and security (“EnterConnect”).

DESCRIPTION OF BUSINESS

Overview

EnterConnect, Inc. (“EnterConnect”, or the “Company”) is a developer in enterprise portal strategies and best practices to deliver proprietary, ‘business-ready’ employee, customer and partner portal solutions.  Our products and software-as-a-service (SaaS) offerings are deployed through our propriety application exchange, which SaaS enables other Independent Software Vendors (ISVs) and their applications - enabling global mid-market companies to find, try and buy software or services that meet their needs and budget.

To take products to market quickly, the Company leverages a proprietary Portal Application Platform, EnterConnect®, which the Company believes contains all of the core functionality required to rapidly build and deploy new end-user applications. The core functionality includes content management, digital asset management, search, security, personalization and end-user customization. Utilizing the platform, the Company has developed two primary ‘business-ready’ product lines: EnterConnect® Marketplace provide collaborative online environments for employees, customers and partners.  By developing our products to be economical, easy7to-use, easy-to-deploy and easy-to-manage, targeted mid-market companies can easily acquire them either for use on-premise through traditional software licensing or for use as an outsourced subscription service, also known as software-as-a-service (SaaS).  Our ‘business-ready’ products reduce the complexities, deployment cycles and expenses associated with traditional enterprise software portal implementations. As a result, our customers incur less risk and lower upfront costs while gaining greater technology flexibility as well as faster time-to-market and business value.

The Company has, a proprietary portal application platform, two business-ready product lines, partnerships with software industry leaders – BEA Systems (NASDAQ – BEAS) and Oracle (NASDAQ – ORCL) – and a tiered distribution channel program, including direct and indirect channels and hopes to launch a highly scalable Internet sales channel.  We currently market the EnterConnect® Marketplace product and subscription service to U.S. mid-market companies through both direct and indirect channels.

Industry Background

Enterprise Portals

Leading technology analyst firm, Gartner Inc., defines a portal as "access to and interaction with relevant information assets (information/content, applications and business processes), knowledge assets and human assets by select targeted audiences, delivered in a highly personalized manner." Some of the benefits of enterprise portals include improved communications and collaboration, increased productivity, improved customer and partner service delivery, increased revenue and reduced operating costs. CIO surveys reveal that portals continue to be among the top spending priorities at companies.  Goldman Sachs’ CIO survey placed portals alongside security and storage software in the top tier of spending priorities for 2005. A Smith Barney CIO survey showed portals as the highest application spending priority, coming out just ahead of traditional stalwarts ERP and CRM. A March 2007 report by International Data Corporation (IDC) states that 2006 worldwide enterprise portal revenue grew by 10.4% to an estimated $896 million and is predicted to grow to $1.4 billion in 2011.

Traditionally, companies have had three options when seeking to deploy an enterprise portal: develop from scratch; develop using a portal framework; or deploy an enterprise portal software solution.  Each of these options can enable a company to realize the benefits enterprise portals provide, but they also introduce a variety of other challenges, including:

·
Lengthy and costly deployments:  Companies choosing to develop a portal from scratch or utilizing a portal framework require expensive development resources either internally or on an outsourced basis. Typical deployment cycles vary with portal complexity, but range from 3-18 months.  Companies choosing to deploy an enterprise portal software solution save on development expenses and shorten their deployment cycles to 3-6 months, but invest more in licensing, maintenance and professional services fees.

·
High cost of ownership: Companies choosing to develop portals or to deploy an enterprise portal software solution will incur a high total cost of ownership as a result of expensive information technology (IT) resources required for upfront development, deployment, systems integration and ongoing customizations, support, administration and upgrades as well as costly licensing and maintenance fees.

The impact of these challenges vary from increased risks and costs to increased time-to-value. To address these challenges, mid-market companies are turning to business-ready portal software applications available in on-premise versions and as outsourced services. Business-ready portal applications are pre-configured for key business-use-cases, enabling companies to rapidly deploy new portals with significantly less upfront investment. Business-ready portal applications can be deployed in just a few weeks and often deliver the majority of the functionality needed to achieve business results quickly. Companies then only need to invest in development or professional services to complete the minor customizations required.

Emergence of Software-as-a-Service (SaaS)

The traditional software deployment model for packaged applications requires customers to make capital investments in upfront licensing fees along with an additional 20-30% average investment in professional service fees for lengthy implementation cycles. Software-as-a-Service (SaaS) redefines this traditional deployment model, empowering customers with a dynamic “pay-as-you-go or subscription” service. SaaS customers can access and utilize software through any standard Web browser – at anytime from anywhere. SaaS is not just about a new way of creating, delivering, selling and utilizing applications. SaaS enables companies to subscribe to a variety of application services, available via the Internet on an as-needed basis with little or no implementation services required and without the need to install and manage third-party software in-house.

The Software-as-a-Service (SaaS) business model is designed to address seven major challenges in the software industry today:

·	the availability of enterprise application services to global customers of all sizes and across all industries;
·	a fully outsourced service accessible over the Internet and through a variety of devices, including PCs, laptop computers, mobile phones, and PDAs;
·	rapid and simple deployment, configuration, and training;
·	a comprehensive set of application features;
·	a scalable, secure application architecture that can economically support hundreds of thousands of customers simultaneously;
·	the ability to integrate with businesses’ existing third party and internally developed enterprise applications and databases;
·	and the ability to tailor the appearance, policy settings, workflow and other characteristics of the service to meet the needs of a diverse customer base.

According to a March 2007 announcement by Gartner, the SaaS market is growing at 48% per year as compared to the traditional enterprise software market which is only growing at 6% per year. Gartner predicts that the SaaS market will grow to $19.3 billion in worldwide revenues by 2011, generating 25% of the revenues within the overall software market, an increase of 20% - up from 5% in 2006 which produced worldwide market revenues of $6.3 billion.

Application Exchanges

To take advantage of the predicted growth in the Software-as-a-Service market, SaaS application exchanges (marketplaces) have entered as new market players seeking to capture market share by lowering traditional and SaaS barriers to market entry and growth for exchange partners. While traditional barriers have been associated with market presence and intellectual property, new SaaS barriers also include other limiting factors associated with successfully transitioning or supporting a services-based business model that requires a multi-tenant delivery infrastructure as well as re-tooled sales, marketing and distribution strategies, and effective alliance strategies. Application exchanges provide software companies with a new channel to build, sell, deploy and manage their SaaS applications and in return generate revenue from a variety of sources, including: advertising fees; partner participation fees; partner enablement fees; partner application hosting and management fees; and shared revenue percentages for new SaaS subscriptions sold through the exchange.

Our Strategy

Our mission is to leverage our strength as a leader in enterprise portal strategies and best practices to deliver proprietary, ‘business-ready’ employee, customer and partner portal solutions that are economical, easy-to-use, easy-to-deploy and easy-to-manage. We deploy our products and software services through our propriety application exchange, which SaaS enables other Independent Software Vendors (ISVs) and their applications - making it as easy as possible for global mid-market companies to find, try and buy software or services that meet their needs and budget.

Key elements of our strategy include:

·
Strengthening and extending our product offerings.  We designed our standards-based products to easily accommodate new features, functions and business-use-case scenarios as well as the release of entirely new applications. For example, the first release of the EnterConnect® Marketplace was for generic intranet and extranet environments, however, the latest release includes four applications, EmployeeConnect, TeamConnect, CustomerConnect and PartnerConnect.  The EnterConnect® Portal Application Platform was also extended to include new functionality such as campaign and survey execution and management, which is now utilized in each of the new applications.

·
Deepening relationships with strategic partners and better leveraging their indirect channels.  Our strategic partner strategy focuses on developing partnerships with software leaders that have large indirect channels consisting of Independent Software Vendors (ISVs), Systems Integrators (SIs) and Value Added Resellers (VARs).  We currently have established partnerships with two of the leading middleware software providers, BEA Systems and Oracle. The goal of our strategic partner strategy is to embed, integrate, bundle or co-sell our EnterConnect® products with our partner’s products to launch new business-ready portal applications that help our partners accelerate indirect channel revenue.  For example, the EnterConnect® Marketplace is currently available in a BEA version and is in the process of launching to BEA’s indirect partner channel. The Oracle version of the EnterConnect® Marketplace launched in Q4-2007. The objective of our strategic partner strategy is to help our partners drive new revenue through their indirect channels utilizing EnterConnect® products.

·
Establishing the Internet channel as our primary channel for global software deployment.  We believe the Internet channel will provide the lowest cost - of sales, of customer and partner service delivery, and of deploying, managing and maintaining products - and provide the greatest access to customers worldwide.  The key to our Internet channel strategy is leveraging the EnterConnect® Marketplace in conjunction with our strategic partners and their extensive network of indirect channel partners. SOAAPPS.com, launching later this year, is the first Marketplace to launch with our strategic partners.

·
Extending our tiered distribution channels.  Our tiered distribution channels consist of direct and indirect sales channels. The direct sales channel is comprised of our direct sales force and telesales. The indirect sales channel is comprised of our strategic partners and their indirect partner network of ISVs, SIs and VARs. The objective of this strategy is to help partners maximize the use of our Internet channel to: generate demand for solutions; enable easy demonstration of solutions; provide easy access to solution collateral; facilitate online transactions; and enable easy management and maintenance of purchased solutions.

Our Solution

We are a provider of standards-based, business-ready enterprise and exchange portal applications for mid-market companies.  We provide an Internet channel that enables customers to more easily access, demonstrate, acquire, deploy and manage either on-premise products or software-as-a-service offerings.  Our key EnterConnect® SaaS offerings enable us to provide our service to businesses worldwide through our proprietary, scalable and secure SaaS application architecture, which also allows us to serve large numbers of customers cost-effectively. By subscribing to our service, our customers do not have to make large and risky upfront investments in software, additional hardware, extensive implementation services, and additional IT staff. As a result, our service enables businesses to achieve higher productivity from, and a lower total cost of ownership for, their business-ready portal applications.

The key advantages of our solution include:

Comprehensive Product Suite.  We offer products that are designed to deliver high levels of accountability, productivity, and ease of use.  Our solutions allow businesses to enhance individual and workgroup productivity, improve customer service, strengthen marketing capabilities, increase revenue opportunities and reduce business operating costs.  We have identified the target markets that are in the greatest need of our applications and our portal platform can be expanded to build additional application opportunities identified within those industries.

Ease of Use.  We have designed our products and SaaS offerings to be easy-to-use and intuitive.  Since our solutions contain many tools and features recognizable to users of popular websites such as Amazon.com, eBay and Yahoo!, they have a more familiar, user-friendly interface than typical enterprise applications.  As a result, our end users do not require substantial user training and therefore rapidly enjoy the benefits.  We also conduct extensive end user surveys to gauge their experiences with our solutions so that we may determine potential areas of improvement.  Additionally, because of the nature of our offerings, we receive automatic feedback as to which features customers use, enabling us to further improve our offerings.

Rapid Deployment.   Since our business-ready portal applications are pre-configured for key business-use-cases they can be deployed rapidly to achieve business results quickly.  Customers utilizing our SaaS offerings have the added advantage of not having to spend time installing or maintaining the servers, networking equipment, security products or other infrastructure hardware and software necessary to ensure a scalable and reliable service required with on-premise solutions.  We believe the average time that a customer requires to deploy our offerings is significantly shorter than typical, traditional portal deployments.  We also offer complementary consulting and training services to assist customers in rapidly deploying and optimizing their use of our offerings.

Lower Total Cost of Ownership.  We enable customers to achieve significant savings relative to the traditional enterprise portal models that require expensive information technology (IT) resources for upfront development, deployment, systems integration and ongoing customizations, support, administration and upgrades.  Our pricing strategies and choice of on-premise or SaaS delivery options enable customers to easily acquire a solution that fits their unique needs.  Customers utilizing our SaaS offerings also benefit from the predictability of their future costs since they pay for the software as a service, which already includes upgrades for the term of the subscription contract.

Our Products & Offerings

We have developed a proprietary Business-Ready Portal Application Platform, EnterConnect®, which contains all of the core functionality required to rapidly build and deploy new end-user applications quickly.  The core functionality includes content management, digital asset management, search, security, personalization and end-user customization. Utilizing the platform, we have developed two primary business-ready product lines:  EnterConnect® Marketplace provides online collaboration environments for employees, customers and partners. The table below shows our key applications and feature categories.

EnterConnect® Business-Ready Portal Application Platform
Key Feature Categories	EmployeeConnect	TeamConnect	CustomerConnect	PartnerConnect
Web Content Management	✓	✓	✓	✓
Digital Asset Management	✓	✓	✓	✓
Collaboration	✓	✓	✓	✓
Personalization	✓	✓	✓	✓
Survey Management	✓	✓	✓	✓
Campaign Management	✓	✓	✓	✓
Portal Administration	✓	✓	✓	✓
Microsoft Outlook Integration	✓	✓	✓	✓
Federated Secure Search	✓	✓	✓	✓
Multi-Language Support	✓	✓	✓	✓
Federated Authentication & Security	✓	✓	✓	✓

EnterConnect® Marketplace is a business-ready portal application suite used for intranet and extranet environments.  The portal suite currently consists of EmployeeConnect, TeamConnect, CustomerConnect and PartnerConnect.  The suite targets mid-market companies seeking to improve communications and collaboration and those seeking to leverage employee, partner and customer self-service to lower operational costs and increase revenue.  The application suite is available in both on-premise and software-as-a-service offerings. The application suite is available in a variety of editions, all of which use the Portal Platform and core functionality, but provide flexible pricing options for customers to match their needs and the size of their user-base with the editions that will deliver the highest return on investment.

EnterConnect® Marketplace On-Premise Version
Applications in Suite	Standard Edition (1 - 1,500 Users)	Corporate Edition (1,501 - 2,500 Users)	Enterprise Edition (2,501+ Users)
EmployeeConnect	✓	✓	✓
TeamConnect	✓	✓	✓
CustomerConnect	✓	✓	✓
PartnerConnect	✓	✓	✓
Development APIs			✓
Licensing Options	As a Suite	As a Suite	As a Suite
EnterConnect® Marketplace Software-as-a-Service (SaaS) Version
Applications in Suite	Trial Edition	SaaS Edition
EmployeeConnect	✓	✓
TeamConnect	✓	✓
CustomerConnect	✓	✓
PartnerConnect	✓	✓
Subscription Options	30 Days Free	Per-User Per-Suite

EnterConnect® Marketplace is a business-ready portal application used for online marketplaces or exchange environments.  The Marketplace portal consists of a marketplace to promote partner products and services, a storefront for partners to demo and sell offerings, a customer portal for partners to service and manage customers, and an administration portal to manage portal business services and partners on the exchange.  The Marketplace portal is designed to be deployed in partnership with an original equipment manufacturer (OEM) that has an established ecosystem of indirect channel partners. Marketplace targets mid-market companies seeking a variety of solutions from partner companies.

EnterConnect® Marketplace Software-as-a-Service (SaaS) Version
Key Applications	Standard Edition	Premium Edition
Marketplace	✓	✓
Customer Portal	✓	✓
Storefront	✓	✓
Administration	✓	✓
Analytics	✓	✓
Hosting & Management of Partner Solutions		✓
Subscription Options	Custom Per Exchange	Custom Per Exchange

Professional Services

We intend to offer consulting and implementation services and training that complement our offerings.

Consulting and Implementation Services. We offer consulting and implementation services to our customers to facilitate the adoption of our business-ready portal offerings.  Consulting services consist of services such as information architecture, business process mapping, project management services, solution development and guidance on portal best practices in using our offerings.  Implementation services include systems integration, configuration and data conversion.  The majority of our consulting and implementation engagements will be billed on a time-and-materials basis.  For the majority of the mid-market customers, we offer certain implementation services on a fixed price basis.

Training.  We offer a number of traditional classroom and online educational classes that address topics such as implementing and using and administering our offerings.  We also offer classes for our partners who implement our service on behalf of our customers. The traditional classroom and some of the on-line educational classes are billed on a per-person, per-class basis.  We intend to offer the majority of our on-line educational classes are available at no charge to customers who subscribe. We also assist customers in developing and delivering a customized education program for their employees. The majority of these custom training engagements are billed on a time-and-material basis.

Technology, Development and Operations

Technology

Core Technology

We believe that our proprietary, enterprise-class Portal Application Platform, EnterConnect®, contains all of the core functionality required to rapidly build and deploy new end-user applications that are economical, easy-to-use, easy-to-deploy and easy-to-manage.  The core functionality includes content management, digital asset management, search, security, personalization and end-user customization.  We believe that our enterprise portal product strategy combined with our SaaS application service model enables us to develop functionality and deliver it to customers more efficiently than traditional enterprise software vendors.

We believe the value of EnterConnect® not only lies in its performance as a product, but in its ability to leverage the platforms that the product runs on. The value of EnterConnect® as a robust business-ready portal solution can be extended and enhanced by our leading world-class partner platforms:  BEA Systems’ WebLogic Portal® (“WLP”) and Oracle’s 10g Platform. These platforms provide robust standards-based design and run-time environments – empowering scalability and flexibility.

BEA WebLogic Portal and Oracle 10g are the leading portal platforms for developers service-enabling their applications. The EnterConnect® Portal Platform leverages these partner platforms to achieve faster time-to-value when developing new business applications using open standards, web services and a Service-Oriented Architecture (“SOA”).  These platforms help empower EnterConnect® to connect people to business services, while simplifying the production and management of any custom service-oriented portals in order to deliver business value rapidly and cost effectively. The EnterConnect® products are available with the portal platforms embedded or bundled within the solutions or customers already owning BEA WebLogic Portal or Oracle 10g can purchase EnterConnect® Marketplace separately to run in their existing on-premise environment.

SaaS Offering

We believe that our SaaS offering enables us to develop functionality and deliver it to customers more efficiently than traditional enterprise software vendors. With the SaaS offering we do not provide software that must be written to different hardware, operating system and database platforms, or that depend upon a customer’s unique systems environment. Rather, we have optimized our service to run on a specific database and operating system using the tools and platforms best suited to serve our customers. Performance, functional depth and usability of our service drive our technology decisions and product direction.  To optimize our software-as-a-service offering for customers, we have added two new SaaS features: Federated Identity Management and Integrated Enterprise Search. Federated identity management enables us to authenticate users without exposing ‘identity credentials’ within the portal administration sub-systems, further improving the security EnterConnect® delivers. Integrated enterprise search enables us to expose our portal search services to other ‘search engine queries’, further improving search abilities.

On-Premise Offering

Customers purchasing the Standard or Corporate Editions of the EnterConnect® Marketplace will leverage the proprietary functionality of EnterConnect as well as the embedded functionality of either BEA Systems’ WebLogic Portal® (“WLP”) Platform or Oracle’s 10g Platform, depending on their platform preference.

Customers purchasing the Enterprise Edition of the EnterConnect® Marketplace will leverage the proprietary functionality of EnterConnect as well as the bundled functionality of either BEA Systems’ WebLogic Portal® (“WLP”) Platform or Oracle’s 10g Platform, depending on their platform preference.  With the Enterprise Edition, customers have full access to the EnterConnect® Marketplace APIs as well as the full functionality of any bundled BEA or Oracle platforms.  The Enterprise Edition provides customers with access to the APIs for future customizations and proprietary integrations.  With the Enterprise Edition, customers gain a rich graphical interface for developing portals and business applications that can be easily adapted to business changes. This edition can enable rapid portal development while advanced administration simplifies portal assembly and management.

Development

The EnterConnect® Portal Application Platform contains all of the core functionality required to rapidly build and deploy new end-user applications. Utilizing our standards-based platform, we not only deliver intuitive portal applications and designs that are easy to use within a scalable and robust enterprise-class architecture, but we also have the flexibility to continue developing new vertical, horizontal or niche applications as market opportunities are identified.

We anticipate that a significant portion of our research and development resources will be devoted to enhancing existing products as well as re-architecting our portal platform and products to optimally support a software-as-a-service architecture and business model.  The Company is re-architecting EnterConnect® to deliver our SaaS offering as a full multi-tenant application.  The re-architected SaaS offering will treat all customers as logically separate tenants in central applications and databases. As a result, we will be able to spread the cost of delivering our service across our user base. In addition, because we will not have to manage thousands of distinct applications with their own business logic and database schemas, we believe that we can scale our business faster than traditional software vendors.  The new multi-tenant architecture will enable us to then focus our resources on building new functionality for our customer base as a whole rather than on maintaining an infrastructure to support each of their distinct applications.  Our re-architected SaaS offering will be addressable by other applications on the Internet and applications behind our own firewall.

While we expect such investments in research and development will generate revenue in the next several years, technological development is always subject to potential delays and there can be no assurance that any new product enhancements developed will achieve market acceptance.

Operations

The Company leases its principal facility in San Jose, California. EnterConnect serves all SaaS customers and users from a Tier 1 facility located in the Washington, D.C. metro area that is operated by OpSource, Inc., which is headquartered in Santa Clara, CA.  OpSource is a SAS 70 Type II audited provider of a complete SaaS delivery solution that includes carrier class network and security, 24x7x365 systems management and call center operations.

Customers

Contracts in the computer software business are generally cancelable with 30 days notice.  While the Company has only made limited sales thus far, typically, our proprietary software is installed on industry-standard computer equipment.  We intend to routinely sign one year contracts with customers and protect against cancellation of the contracts by meeting customer needs, providing excellent services, and by delivering unique proprietary software combined with all the added additional cost saving benefits.

On-Premise Customers

Each on-premise customer (Licensee) receives all subsequent updates and modifications to the purchased software which is furnished to the Licensee under a non-transferable, non-exclusive License for use by the Licensee and no title or ownership is vested to the Licensee.  Our contracts generally provide that the computer hardware furnished is warranted as specified under the manufacturer’s warranty, and if any defects, replacements, repairs or any other problem occurs the Licensee agrees to look solely to the manufacturer.

SaaS Customers

Each SaaS customer subscribes to utilize the EnterConnect® products as a software service, accessing it through any standard Web browser.  By subscribing to our software services offering, our customers gain several advantages over the on-premise solution, including: no requirement for risky upfront investments in software, additional hardware, extensive implementation services, or for additional IT staff. As a result, our service enables businesses to achieve higher productivity from, and a lower total cost of ownership for, their portal solutions.  Unlike on-premise customers, SaaS customers have the option of subscribing to individual applications or to the entire EnterConnect® Marketplace including EmployeeConnect, TeamConnect, CustomerConnect and PartnerConnect – all on a per-user, per-app basis.

Marketing and Distribution

Target Markets

Our target markets are primarily mid-market companies with (1,000 – 4,000) employee-users and secondarily divisions of Fortune 1000 enterprise companies.  The vertical market focus is on Manufacturing, Healthcare, Business Services, Publishing and Media, Consumer Packaged Goods, Federal Contractors, Financial Services, Energy, Utilities, Telecommunications, Transportation and State & Local Government industries.

Marketing

We use a variety of marketing programs to stimulate demand for products and services.  These programs are focused within the target markets. In addition, we have developed co-marketing programs operated in conjunction with our strategic and channel partners in order take advantage of their complementary marketing capabilities.  The key elements of our marketing strategy include:

Marketing on the Internet.  The Internet is our primary channel for marketing, sales, deployment and service of products.  We intend to utilize the Internet to drive awareness of products and then to make the products available for demonstration, evaluation and purchase.  Within our online environment, customer information is collected electronically through an automated registration process, creating the basis for ongoing marketing of upgrades, new products and recruiting potential resellers. We also generate web-based campaigns targeted at key executives and provide free product demonstrations via webinars.

Target Marketing.  We focus direct marketing efforts on mid-market companies in vertical or geographic markets.  We leverage a variety of marketing mechanisms to generate demand for products and services, including:  a referral program for existing customers; outbound telemarketing; direct response advertising; direct marketing campaigns; vertical market specific trade shows and seminar events.  The goal of our target marketing efforts is to create product and service awareness, to identify potential buyers of products and services, and to generate leads for follow-on sales.

Distribution

We have designed our Internet and traditional distribution strategy to address the particular requirements of diverse mid-market target customers.  Through our distribution strategy, we seek to make our EnterConnect® portal software the industry standard for mid-market companies.

The Internet is our primary distribution channel but the strategy includes traditional distribution, including Direct Sales as well as Indirect Sales.  Our distribution efforts will consist of our Internet Channel, Indirect Sales Channel and Direct Sales Channel, with the primary focus being first on the Internet and then the indirect channel, followed by direct sales.

Internet Channel

We are establishing the Internet channel as our primary channel.  We believe the Internet channel will provide the lowest cost - of sales, of customer and partner service delivery, and of deploying, managing and maintaining our products - and provide the greatest access to customers worldwide.  The key to our Internet channel strategy is leveraging the EnterConnect® Marketplace in conjunction with our strategic partners and their extensive network of indirect channel partners.

Indirect Channel

Our indirect channel strategy focuses first on leveraging our strategic partners and their established channel partner networks consisting of Independent Software Vendors (ISVs), Systems Integrators (SIs) and Value Added Resellers (VARs) in order to drive new revenue with the sell of our products. Secondarily, we are entering into a Distributor and Marketing Agreement with the two largest U.S. based Value Added Distributors (VADs), Arrow Enterprise Computing Solutions (NASDAQ - ARW) and Avnet (NASDAQ – AVT), which combined have the largest VAR channels in the world. Arrow and Avnet distribute both BEA Systems ‘products and Oracle’s products worldwide. The objective of this strategy is to help partners maximize the use of our Internet channel to: generate demand for solutions; enable easy demonstration of solutions; provide easy access to solution collateral; facilitate online transactions; and enable easy management and maintenance of purchased solutions.

Direct Channel

Our direct channel strategy focuses first on leveraging the Internet as our primary channel and then on direct sales, which includes direct field sales and telesales.

Internet Sales. We are establishing the Internet channel as our primary channel.  We believe the Internet channel will provide the lowest cost - of sales, of customer and partner service delivery, and of deploying, managing and maintaining our products - and provide the greatest access to customers worldwide.  The key to our Internet sales strategy is leveraging our strategic partners to drive awareness of the online channel. We will empower customers to purchase both our on-premise and SaaS offerings from our Internet channel. This will not only reduce our cost of sales, but also our cost of distributing and maintaining our products and services.

Direct Field Sales. Our direct sales force targets primarily mid-market companies in our target markets in alignment with their assigned geographic territories.  Our direct sales force prospects directly to target companies to close business and works with complementary ISVs, VARs and systems integrators when necessary to deliver complete solutions for customers. Our direct sales force is responsible for selling both on-premise and SaaS offerings.

Telesales. Our telesales organization proactively prospects for new business by calling on contacts within our targeted mid-market companies. Our telesales efforts are coordinated with other integrated demand development campaigns to achieve the highest return on results.

Customer Service and Support

We are adopting a comprehensive technical support program to assist our customers in the use of products and services and to identify, analyze and solve any problems or issues with associated with them.  The support program will include email support, an online repository of helpful support information, shared best practices for implementation and use, and telephone support.  Telephone support is provided by technical specialists who work for us on a full-time basis. Basic customer support during business hours is available at no charge to customers that purchase support and maintenance with on-premise products or SaaS offering.  SaaS customers access basic customer support at no charge on a 24x7x365 basis.  Premium customer support will be available for an additional charge.

Competition

The market for enterprise portals and enterprise business applications is generally highly competitive, rapidly evolving, and subject to changing technology, shifting customer needs and frequent introductions of new products and services.  We compete with vendors providing enterprise portal platforms for developing custom portals, enterprise business-ready portal software applications and packaged portal software.  Additionally, we also compete with a limited number of vendors providing portal solutions through Internet-based software-as-a-service offerings.

The Company believes that increased competitive pressures will occur over the next 12 months due to the mid-market’s preference for and shift to the SaaS subscription model and due to the success of SaaS leaders such as Salesforce.com and WebEx. Typically, system features, product pricing, ease of use and installation, sales engineering and marketing support, and product reliability are the primary basis of competition.  We believe that the Company competes favorably with respect to these factors.

EnterConnect® Marketplace Competitors

Principle Marketplace competitors in the collaboration category include: ColSpace, Sodesqa and Webex.  Principle Marketplace competitors in the SaaS category include: Adenin-Dynamic Intranet, HyperOffice, Adweb-Intranet Dashboard, TeamPortals-IceBox, Ice Web- IcePortal, Trichy-WorkZone and iCentera.

EnterConnect® Marketplace

Principle Marketplace competitors include: SalesForce.com’s Appsuite, NetSuite’s SuiteFlex, and WebEx Communications’ WebEx Connect, which is being acquired by Cisco Systems.  Increased competition is also anticipated from the Microsoft LIVE exchange to launch this year, as well as marketplaces by IBM and SAP.

Intellectual Property

The Company owns the proprietary, standards-based EnterConnect® Portal Application Platform and product lines, EnterConnect® Marketplace. We rely on a combination of trademark, copyright, trade secret and patent laws in the United States and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary technology and our brand.   We currently have no U.S. or international patent applications pending.  We do enter into confidentiality and proprietary rights agreements with our employees, consultants and other third parties and control access to software, documentation and other proprietary information.

EnterConnect® is a trademark of the Company.  All other trademarks referenced in this document are the property of their respective owners.

Employees

As of March 21, 2008, the Company employed twelve full-time employees and eight full-time contractors. The Company believes its relationship with its employees is good.

DESCRIPTION OF PROPERTY

EnterConnect leases a 3,143 square foot office in San Jose, California. The lease is for a term of 3 years at the monthly rate of $6,915 per month.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficiary of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any pending legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market for Common Equity and Related Stockholder Matters

The Company’s Common Stock was initially traded on the Over The Counter Bulletin Board under the symbol ECNI on November 27, 2007 the Company’s Common Stock has been quoted on the. The table below sets forth the high and low prices for the Company’s Common Stock for the quarters included within 2007. Quotations reflect inter-dealer prices, without retail mark-up, mark-down commission, and may not represent actual transactions. Since the Company's common stock trades sporadically, there is not an established active public market for its common stock. No assurance can be given that an active market will exist for the Company's common stock and the Company does not expect to declare dividends in the foreseeable future since the Company intends to utilize its earnings, if any, to finance its future growth, including possible acquisitions.

Quarter ended	Low price	High price
December 31, 2007	$0.75	$1.20

MANAGEMENT'S DISCUSSION AND ANALYSIS OR
PLAN OF OPERATION

The following information should be read in conjunction with the financial statements and related notes that are provided as a part of this prospectus.

The following discussion of our financial condition and results of operations should be read in connection with our financial statements and related notes thereto. This discussion contains statements reflecting the opinions of management as well as forward-looking statements regarding the market and our business that involve risk and uncertainty. These statements relate to expectations and concern matters that are not historical facts. Words such as “believes,” “intends,” “expects,” “anticipates” and similar expressions used throughout this document indicate that forward-looking statements are being made. See “Cautionary Statement Regarding Forward-Looking Statements and Information” and “Risk Factors” above for a list of important factors that could cause actual results to differ from the forward looking statements contained in this report.

EnterConnect Inc. was incorporated in accordance with the laws of the State of Nevada to acquire, develop, market and sell EnterConnect™, a software program that provides document management, content management, collaboration, search and security (“EnterConnect”). In November 2006, the Company commenced a Regulation D Offering of its securities to acquire the EnterConnect platform from Enterpulse, Inc., a Georgia corporation.  On December 21, 2006, the Company and Enterpulse consummated an Asset Purchase Agreement whereby the Company acquired the EnterConnect platform and certain related assets and personnel for the aggregate purchase price of $1,065,982.

EnterConnect's plan of operation over  the next twelve months following the date of this prospectus is to continue developing our website marketplace for Independent Software Vendors (ISVs), Systems Integrators (SIs), Value Added Resellers (VARs), and customers.  We have only recently commenced operation of our website at http://www.soaapps.com and have generated only limited revenue from partners participating in the partner program.  To continue active business operations we will need to engage in a number of product launch and post-launch activities including enhancing our software product to support the needs of our partners putting into place the necessary infrastructure to support our e-commerce operations, including order placement, secure payment, and delivery systems; creating a referral network to begin operations; training sales and marketing and customer service representatives; and formulating and implementing an aggressive marketing campaign to drive the customer base to our website.  We anticipate that these activities will require $4,500,000 of funding.  There can be no assurance that we will have raised sufficient funds or generate sufficient revenues to implement any of these procedures.

At December 31, 2007, EnterConnect's cash position was $3,245,706.  At its current rate of expenditures, EnterConnect will have cash available to maintain operations for the next 12 months.  As discussed above, our audited financial statements at March 31, 2007, expressed substantial doubt about our ability to continue as a “going concern”.  In the event that we do not have sufficient funds necessary to fund our plan of operations for the next 12 months, we may be required to scale down our Sales and Marketing and Research and Development expense.

EnterConnect intends to generate revenues from sharing fees we collect from the partners doing business through the marketplace and from referral fees and partner storefront hosting fees.  Additionally, we intend to sell our EnterConnect Product Suite to marketplace partners and marketplace customers.  However, no assurance can be given that we will be able to we generate sufficient traffic to our website to sell these products or whether we can successfully market our products and services to our partners to can convince a sufficient number to participate, thereby reducing the overall value of the marketplace itself.  If we are unsuccessful at creating demand or enrolling sufficient partners onto the marketplace, it is unlikely we can operate profitably.

Research and Development

In September of 2007, we commenced the operation of our website for our marketplace.  In the twelve months ending August 31, 2008, we plan to have completed several iterations of new releases of the website to increase functionality and to support anticipated partner and customer needs.  The next major release of the marketplace will include an upgrade of the product platform to BEA WebLogic 10.X along with analytic and operations support enhancements.  In addition to planned upgrades, the plan also acknowledges that partner and customer behavior patterns will drive additional research and development.  We also plan to utilize partner and third party solutions to augment marketplace capabilities to provide further value.  We expect to perform product analysis and selection activities during the next 12 months to integrate key components and capabilities to the marketplace.  If existing products do not provide the needed capabilities, we will incur additional Research and Development costs to build those capabilities ourselves.

Purchase or Sale of Equipment

We expect to continue to purchase laptops, desktops, and servers to support our ongoing operations.  In addition to onsite equipment, our delivery model relies on hosting facilities that reside outside of our company.  We expect to incur significant costs for hosting fees as our marketplace grows.  These fees will be offset with partner setup and hosting fees to minimize the expense to our company.

Personnel

During the next 12 months ending in August of 2008, we expect to add six additional full-time-employees  to support sales and development.  As needed, we expect to hire three sales representatives, two key software developers, and an executive assistant.  As needed, we also anticipate an increase in our use of offshore and contract resources to meet the needs of the operation.

We presently have twelve full time employees and we are utilizing eight full-time contractors and off-shore resources. The Company believes its relations with its employees are good.

Facilities

Our headquarters is in San Jose, California.  EnterConnect leases a 3,143 square foot office in San Jose, California.  The lease is for a term of 3 years at the monthly rate of $6,915 per month.  The Company believes this space is adequate for current operations and does not anticipate that it will require any additional premises in the foreseeable future.

Legal Proceedings

We are not currently a party to any material legal proceedings.

RESULTS OF OPERATIONS

Total expenses incurred for the three months ended December 31, 2007 were $699,500 and $2,940,965 for the period from inception (November 13, 2006) to December 31, 2007. As a result of the foregoing, we reported a net loss for the three month period ended December 31, 2007 of $1,734,768 and basic loss per common share of $0.19.

LIQUIDITY AND CAPITAL RESOURCES

We are a start-up enterprise and  have only begun to generate revenues.  While our cash position is sufficient to continue our operations for the next twelve months, our ability to continue as a going concern thereafter will be dependent upon receiving additional third party financings to fund our business.

Cash used in operating activities for the nine month period ended December 31, 2007 was $2,482,408 which was primarily funded from cash received from the sale of the Company’s securities.  While the Company is attempting to produce sufficient sales, the Company’s cash position may not been sufficient to support the Company’s daily operations.  Management has raised additional funds by way of a private offering.  While the Company believes in the viability of its strategy to produce sales volume and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Name	Age	Position

Sam Jankovich	47	Chairman and Chief Executive Officer
Michael Wainstein	36	Director and Treasurer
Dean Galland	47	Executive Vice President, Chief Financial and Operating Officer

Sam Jankovich, Chairman and Chief Executive Officer

As Chairman and Chief Executive Officer of EnterConnect Inc., Mr. Jankovich, 46 is taking his vision of enterprise portals delivered in a software as a service (SAAS) model to the market. In this role, Mr. Jankovich will define the overall company strategy and set standards in the on-demand portal space. Prior to founding EnterConnect Inc., and from November 2000 to December  2006, Mr. Jankovich was instrumental in driving the direction and revenue growth of Enterpulse, the company that originally incepted the EnterConnect product and spun off EnterConnect, Inc. Mr. Jankovich launched Enterpulse's portal strategy, which serves as the foundation of many of its offerings, and led to the creation of the premier intranet/extranet portal product, EnterConnect.  Mr. Jankovich has held key executive roles for former companies in the computer telephony and CRM industries, including PwC, marchFirst, Groundswell, and CTI Interactive, which he founded.  He holds a Bachelor of Arts degree in Business Administration from Washington State University.

Michael Wainstein, Director, Treasurer

Michael Wainstein, 35 is a co-founder of EnterConnect Inc. and serves as its Treasurer. He has also served as a founder of Private Capital Group, LLC. since its formation in 2001. Mr. Wainstein has invested for PCG in a variety of industries ranging from new media to energy. Mr. Wainstein is a graduate of New York University with a Bachelor of Arts degree in Economics and a graduate of New York Law School. He is a member of the New York Bar.

Dean Galland, Executive Vice President, Chief Financial Officer  and Operating Officer

As Chief Operating Officer of EnterConnect Inc., Mr. Galland oversees daily operations, supports the strategies set forth by the CEO, and is responsible for overall business results.  Prior to EnterConnect Inc. and from November 2000 to December 2006, Mr. Galland served as regional vice president for Enterpulse, where he managed the company's West Coast presence, growing its business and mentoring its staff.  Deeply involved from an executive account leadership perspective for premier clients in the West, Mr. Galland was responsible for ensuring that the emerging needs of complex systems were met through program management, systems integration, and Q&A support. Mr. Galland also provided client executives with strategy and design recommendations, including how to connect business objectives to portal initiatives that serve the needs of customers, suppliers and employees. He facilitated numerous organizational, creative, and developmental programs and played an essential role in managing client teams. Mr. Galland graduated with a Bachelor of Science in Computer Science from Colorado State University.

EXECUTIVE COMPENSATION

All compensation for executives is in cash and does not include any type of non-cash compensation. The following table sets forth information concerning the annual and long-term compensation of our executive officers who have served at the end of the fiscal year March 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)*	Option Awards ($)*	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Sam Jankovich, Chairman of the Board and Chief Executive Officer	2007	250,000	-0-	-0-	-0-	-0-	-0-	-0-	250,000
Michael Wainstein, Treasurer and Director	2007	83,333	-0-	-0-	-0-	-0-	-0-	-0-	83,333
Dean Galland, Chief Financial and Operating Officer	2007	250,000	-0-	-0-	-0-	-0-	-0-	-0-	250,000

Compensation of Directors

All directors are reimbursed for out-of-pocket expenses in connection with attendance at Board of Director's and/or committee meetings.

Employment Agreements

We have not entered into formal employment agreements with our executive officers. We do have employee agreements with all of our employees.  This is a standard employee agreement which includes hourly pay, vacation, expectations etc.

Benefit Plans

We do not have any pension plan, profit sharing plan, or similar plans for the benefit of our executives or employees. However we may establish such plans in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of March 21, 2008 (i) by each person who is known by us to beneficially own more than 5% of our common stock (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group:

Name of Beneficial Owners	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (2)

Sam Jankovich (3)	9,000,000	33.2%

Michael Wainstein (4)	7,725,000	28.5%

Dean Galland	2,109,400	7.7%

Officers and directors as a group (3 persons)	18,834,400	69.4%

(1) "Beneficial Owner" means having or sharing, directly or indirectly (i) voting power, which includes the power to vote or to direct the voting, or (ii) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. The definition of beneficial ownership includes shares, underlying options or warrants to purchase common stock, or other securities convertible into common stock, that currently are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power.
(2) Based upon 27,125,261 shares of common stock outstanding.
(3) Mr. Jankovich may be considered a promoter of the Company.  He is located at 100 Century Center Court, Suite 650, San Jose, California 95112.
(4) Beneficially owned by Private Capital Group, LLC.  Mr. Wainstein may be considered a promoter of the Company.  He is located at 1500 Broadway, Suite 2003, New York, New York, 10036.

The Company has authorized 100,000,000 shares of Common Stock, par value $0.001 (the “Common Stock”) of which 27,125,261 shares are issued and outstanding and 10,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”) of which no shares were issued and outstanding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Currently, we have no independent directors on our Board of Directors, and therefore have no formal procedures in effect for reviewing and pre-approving any transactions between us, our directors, officers and other affiliates. We will use our best efforts to insure that all transactions are on terms at least as favorable to the Company as we would negotiate with unrelated third parties.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company; none shall be borne by any selling security holders.

SEC Registration Fee	$870
Legal Fees and Expenses	$25,000
Accounting Fees and Expenses	$7,000
Miscellaneous	$3,000

TOTAL	$35,870

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS"). NRS Section 78.7502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein. NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we sold the following securities without registering the securities under the Securities Act.

On November 13, 2006, the Company issued 9,000,000 shares of common stock to each of its founders, Sam Jankovich and Private Capital Group, LLC.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act as the shares were not part of a public offering.

From November 16, 2006 to February 28, 2007, the Company conducted a private placement of its securities solely to accredited investors.  The sale to the following individuals were issued shares from the authorized capital stock for additional working capital. These shares were exempt from registration pursuant to Regulation D of the Securities Act of 1933.  Subscriptions were for units at a purchase rice of $100,000 comprised of a 10% Series A Convertible Debenture and Class A Warrants to purchase 60,000 shares of the Company’s Common Stock at excise prices of $2.00, $3.00 and $4.00.  The Company executed subscriptions for an investment of $2,112,732.  211,273.2 10% Series A Convertible Debentures and 1,267,641 Class A Warrants were sold in the Offering.  Additionally, the Company issued 2,111,421 Class A Warrants to registered representatives who helped place the Companies securities in the Offering.

On June 19, 2007, the Company entered into a Memorandum of Understanding with Global Media Fund, Inc. (“Global”) whereby Global agreed to distribute newspaper features, radio features and other marketing media with an agreed-upon value of $2,000,000 for 1,000,000 shares of the Company’s Common Stock.  The Company agreed that if the market value of these shares is below $700,000, the Company must issue Global an additional number of shares to equal $1,000,000 or Global has the right to terminate the Agreement.

On June 29, 2007, the Company entered into Release and Settlement Agreements with the following five of its key employees.  The Company issued 3,375,816 shares of Common Stock in consideration of the employees releasing the Company from any and all claims, contracts, liabilities and suits.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

On July 31, 2007, the Company conducted a private placement of its securities solely to accredited investors. The offering was exempt from registration pursuant to Regulation D of the Securities Act of 1933.Subscriptions were for units at a purchase price of $25,000 comprised of a 14% Debenture and 50,000 shares of the Company's Common Stock.

On December 6, 2007, EnterConnect conducted a private placement of its securities solely to accredited investors.  Subscriptions were for units of common stock and common stock purchase warrants at a purchase price of $100,000 per Unit.  The Company executed subscriptions for investments of $700,000 for a total of 933,333 shares of Common Stock and warrants to purchase 466,666 shares of common stock.  The Warrants are exercisable at $1.50 per share at any time and expire in 7 years.  The Company agreed to use its best efforts to file a registration statement for the securities sold in the offering within 30 days and have the registration statement declared effective within 120 days.  The Company issued 140,000 placement agent warrants in connection with the offering which are exercisable at any time at an exercise price of $1.50 per share and are included in this registration statement.

On December 20, 2007, the Registrant consummated subscriptions with certain investors pursuant to which the Registrant sold $4,823,000 Senior Secured Convertible Notes (the "Notes") comprised of 10% interest coupon convertible into 8,038,333 shares of its common stock, par value $0.001 per share (the "Common Stock") and warrants (the "Warrants") to purchase 8,038,333 shares of Common Stock at an exercise price of $.80 per share.  The Warrants may be exercised at any time and expire in 5 years

All of the securities set forth above were issued by the Company pursuant to Section 4(2) of the Securities Act of 1933, as amended, or the provisions of Rule 504 of Regulation D promulgated under the Securities Act. All such shares issued contained a restrictive legend and the holders confirmed that they were acquiring the shares for investment and without intent to distribute the shares. All of the purchasers were friends or business associates of the Company’s management and all were experienced in making speculative investments, understood the risks associated with investments, and could afford a loss of the entire investment. The Company has never utilized an underwriter for an offering of its securities.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at  http://www.sec.gov .

EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
3.1	Articles of Incorporation (1)
3.2	By-Laws (1)
3.3	Form Subscription Agreement (2)
3.4	Form of Common Stock Purchase Warrant (2)
3.5	Securities Purchase Agreement dated December 20, 2007 (3)
3.6	Registration Rights Agreement dated December 20, 2007 (3)
3.7	Form of Common Stock Purchase Warrant (3)
3.8	Form of Senior Secured Convertible Note (3)
3.9	Collateral Agency Agreement December 20, 2007 (3)
3.10	Pledge and Security Agreement December 20, 2007 (3)
5	Opinion Regarding Legality and Consent of Counsel (4)
9	Form of Lock Up Agreement (1)
23.1	Consent of Li & Company PC (5)

(1) Incorporated by reference to the Company’s registration statement on Form SB-2, filed with the Securities Commission on August 15, 2007, as amended.
(2) Incorporated by reference to the Company’s Form 8-K as filed with the SEC on December 12, 2007
(3) Incorporated by reference to the Company’s Form 8-K as filed with the SEC on December 21, 2007
(4) To be filed with amendment.
(5) Filed herewith

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the registrant;

(c) The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on March 21, 2008.

ENTERCONNECT INC.

By: /s/ Sam Jankovich
Sam Jankovich
Chairman, Chief Executive Officer

By: /s/ Dean Galland
Dean Galland
Principal Financial Officer and
Principal Accounting Officer

POWER OF ATTORNEY

Know all persons by these presents that that each individual whose signature appears below constitutes and appoints Eugene Seymour, our Chief Executive Officer, Principal Executive Officer and a director, as a true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing under Rule 462 promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Sam Jankovich	Chairman of the Board,	March 21, 2008
Sam Jankovich	Chief Executive Officer

/s/ Michael Wainstein	Director	March 21, 2008
Michael Wainstein

/s/ Dean Galland	Chief Operating and Principal Financial	March 21, 2008
Dean Galland	and Accounting Officer

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm for the years ended March 31, 2007 and 2006	F-1

Audited Financial Statements for the Years Ended June 30, 2007 and 2006

Balance Sheet at March 31, 2007	F-2

Statement of Operations for the Period From November 13, 2006 (Inception) through March 31, 2007	F-3

Statement of Stockholders’ Equity for the Period From November 13, 2006 (Inception) through March 31, 2007	F-4

Statement of Cash Flows for the Period From November 13, 2006 (Inception) through March 31, 2007	F-5

Notes to the Financial Statements	F-6

Unaudited Financial Statements as of December 31, 2007

Balance Sheet as of December 31, 2007 (Unaudited) and June 30, 2007 (Audited)	F-12

Statements of Operations for the Period from November 13, 2006 (Inception) through December 31, 2007 (Unaudited), the Three and Nine Months Ended December 31, 2007 (Unaudited) and the Period from November 13, 2006 (Inception) through December 31, 2006 (Unaudited)
F-13

Statement of Stockholders’ Equity/(Deficit) from November 13, 2006 (Inception) through December 31, 2007 (Unaudited)	F-14

Statements of Cash Flows for the Period from November 13, 2006 (Inception) through December 31, 2007 (Unaudited), the Nine Months Ended December 31, 2007 (Unaudited) and the Period from November 13, 2006 (Inception) through December 31, 2006 (Unaudited)
F-15

Notes to the Unaudited Financial Statements	F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
EnterConnect Inc.
(A development stage company)
San Jose, California

We have audited the accompanying balance sheet of EnterConnect Inc. (a development stage company) (“EnterConnect” or the "Company") as of March 31, 2007and the related statements of operations, stockholders' equity and cash flows for the period from November 13, 2006(Inception) through March 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of EnterConnect as of March 31, 2007, and the results of its operations and its cash flows for the year period from November 13, 2006(Inception) through March 31, 2007in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had an accumulated deficit of $1,016,771 and had a net loss and cash used in operations of $1,016,771 and $819,917 for the period from November 13, 2006(Inception) through March 31, 2007, respectively, with no revenues. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Skillman, New Jersey
May 23, 2007

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
Balance Sheet
March 31, 2007

ASSETS

CURRENT ASSETS
Cash	$114,246
Prepaid expenses and other current assets	41,203
Total Current Assets	155,449

Equipment and software, net of accumulated depreciation and amortization of $54,046	1,001,218

Deposits	8,678
TOTAL ASSETS	$1,165,345

LIABILITIES ANDSTOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$78,353
Accrued expenses	40,221
Total Current Liabilities	118,574

STOCKHOLDERS’ EQUITY
Preferred stock at $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-
Common stock at $0.001 par value; 100,000,000 shares authorized; 20,266,112 shares issued and outstanding	20,266
Additional Paid-in Capital	2,043,276
Accumulated deficit	(1,016,771)
Total Stockholders’ Equity	1,046,771

TOTAL LIABILITIES ANDSTOCKHOLDERS’ EQUITY	$1,165,345

See accompanying notes to the financial statements.

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
Statement of Operations
For the Period from November 13, 2006(Inception) Through March 31, 2007

Operating Expenses:
Selling and marketing	$172,118
General and administrative	403,834
Research and development	231,642
Total Operating Expenses	807,594

Operating loss	(807,594)

Other Expenses:
Interest	209,177
Total Other Expense	209,177
Loss from operations before income taxes	(1,016,771)
Income taxes	-
Net loss	$(1,016,771)
Loss per common share – basic and diluted	$(0.06)

Weighted average number of common shares outstanding – basic and diluted	18,016,303

See accompanying notes to the financial statements.

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
Statement of Stockholders’ Equity
For the Period from November 13, 2006(Inception) Through March 31, 2007

	Common Shares	Amount	Additional Paid-in Capital	Retained Earnings	Total

Balance, November 13, 2006(Inception)	-	$-	$-	$-	$-

Issuance of common stock for services	18,000,000	18,000	-	-	18,000
Issuance of warrants in connection with convertible notes	-	-	56,115	-	56,115
Issuance of common stock from conversion of notes (net of costs of $262,548)	2,266,112	2,266	1,987,161	-	1,989,427

Net loss	-	-	-	(1,016,771)	(1,016,771)

Balance, March 31, 2007	20,266,112	$20,266	$2,043,276	$(1,016,771)	$1,046,771
See accompanying notes to the financial statements.

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
Statement of Cash Flows
 For the Period from November 13, 2006(Inception) Through March 31, 2007

CASHFLOWS FROM OPERATING ACTIVITIES:

Net loss	$(1,016,771)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	54,046
Common stock issued for services	18,000
Warrants issued for interest expense	56,115
Changes in assets and liabilities:
Increase in prepaid expenses	(41,203)
Increase in deposits	(8,678)
Increase in accounts payable	78,353
Increase in accrued expenses	40,221
Net Cash Used in Operating Activities	(819,917)

CASHFLOWS FROM INVESTING ACTIVITIES:
Purchase of computer equipment	(55,264)
Acquired technology	(1,000,000)
Net Cash Used in Investing Activities	(1,055,264)

CASHFLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible debt, net of costs of $262,548	1,989,427
Net Cash Provided by Financing Activities	1,989,427

INCREASE IN CASH	114,246

CASHAT BEGINNING OF PERIOD	-
CASHAT END OF PERIOD	$114,246

SUPPLEMENTAL SCHEDULE OF CASH FLOWACTIVITIES:
Cash Paid For:
Income taxes	$-

Non-Cash Transaction
Common stock issued for convertible debt	$1,989,427

See accompanying notes to the financial statements.

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 6, 2006(INCEPTION) THROUGH MARCH 31, 2007

NOTE 1 -	NATURE OF OPERATIONS

Priority Software, Inc. was incorporated on November 13, 2006under the laws of the State of Nevada. On January 4, 2007, the stockholders approved an amendment to the Certificate of Incorporation to change the name to EnterConnect Inc. (a development stage company) (“EnterConnect”, or the “Company”).  The Company is the developer of “EnterConnect,” an out-of-the-box, enterprise-level intranet/extranet solution that includes Document Management, Content Management, Collaboration, Search and Security. EnterConnect is an intranet/extranet tool enabling companies to deploy internal employee, division, department, team portals and external customer, partner, and investor portals while leveraging a scalable portal infrastructure to accomplish present as well as future organizational requirements, initiatives and projects.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Development stage company
The Company is a development stage company as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises. All losses accumulated since inception have been considered as part of the Company's development stage activities.
b)	Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Significant estimates include the estimated useful lives of property and equipment. Actual results could differ from those estimates.
c)	Cash and cash equivalents
The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.
d)	Computer equipment and software
Computer equipment and acquired software are recorded at cost.  Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred. Depreciation of computer equipment and amortization of software are computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives of three and five years, respectively. Upon sale or retirement of computer equipment and software, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

e)	Impairment of long-lived assets
Long-lived assets, which include property and acquired technology, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable or the useful life is shorter than originally estimated.
The Company assesses the recoverability of its assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If assets are determined to be recoverable, but the useful lives are shorter than originally estimated, the net book value of the assets is depreciated over the newly determined remaining useful lives. At December 31, 2006, the Company determined that there was no impairment based on management’s evaluation.
f)	Fair value of financial instruments
The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash, prepayments, accounts payable, and accrued expenses approximate their fair values because of the short maturity of these instruments and market rates of interest.
g)	Income taxes

The Company follows Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.
h)	Net loss per common share

Net loss per common share is computed pursuant to SFAS No. 128, “Earnings Per Share”.  Basic loss per share is computed by taking net loss divided by the weighted average number of common shares outstanding for the period.  Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period to reflect the potential dilution that could occur from common shares issuable through stock options, warrants, and convertible debt. As of March 31, 2007, 1,267,640 warrants were excluded from the diluted loss per share computation, as their effect would be anti-dilutive.

i)	New accounting pronouncements

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140 (“SFAS No. 156”), that provides guidance on accounting for separately recognized servicing assets and servicing liabilities. In accordance with the provisions of SFAS No. 156, separately recognized servicing assets and servicing liabilities must be initially measured at fair value, if practicable. Subsequent to initial recognition, the Company may use either the amortization method or the fair value measurement method to account for servicing assets and servicing liabilities within the scope of this Statement. The Company does not anticipate that the adoption of this Statement to have a material effect on the Company’s financial condition and results of operations.

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a  recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes. The interpretation clearly scopes out income tax positions related to FASB Statement No. 5, Accounting for Contingencies. The Company will adopt the provisions of this statement on July 1, 2007. The cumulative effect of applying the provisions of FIN 48, if any, will be reported as an adjustment to the opening balance of retained earnings on July 1, 2007. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On September 15, 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157").  SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007.  The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

In September 2006, FASB issued SFAS No. 158,Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R)  (SFAS 158).  SFAS 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On February 15, 2007, the FASB issued SFAS No. 159,The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115(SFAS 159). SFAS 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 -	DEVELOPMENT STAGE ACTIVITIES AND GOING CONCERN

The Company is currently in the development stage. The Company intends to enter the enterprise-level intranet/extranet solution that includes Document Management, Content Management, Collaboration, Search and Security by offering a value added service.  Its activities as of March 31, 2007have been organizational and developmental.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.  As reflected in the accompanying financial statements, the Company had an accumulated deficit of $1,016,771, a net loss and net cash used in operations of $1,016,771 and $819,917 for the period from November 13, 2006(Inception) through March 31, 2007, respectively, with no revenues. These conditions raise substantial doubt about its ability to continue as a going concern.
While the Company is attempting to produce sufficient sales, the Company’s cash position may not been sufficient to support the Company’s daily operations.  Management intends to attempt to raise additional funds by way of a public or private offering.  While the Company believes in the viability of its strategy to produce sales volume and in its ability to raise additional funds, there can be no assurances to that effect.   The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern.

NOTE 4 -	PREPAID EXPENSES ANDOTHER CURRENT ASSETS

At March 31, 2007, prepaid expenses and other current assets consisted of the following:

Prepaid expenses	$34,203
Other receivables	7,000
Total	$41,203

NOTE 5 -	EQUIPMENT ANDSOFTWARE

At March 31, 2007, equipment and software consisted of the following:

Computer equipment	$49,624
Software	1,005,640
1,055,264
Less: accumulated depreciation and amortization	(54,046)
$1,001,218

Depreciation and amortization expense for the period from November 13, 2006(inception) through March 31, 2007amounted to $54,046.

NOTE 6 -	CONVERTIBLE NOTES PAYABLE

From December 20, 2006, through February 28, 2007the Company executed 10% convertible debentures aggregating approximately $2,113,000 with forty-four (44) individuals.  The holders were entitled, at their option, to convert the debentures, plus accrued interest, into shares of the Company’s common stock at $1.00 per share.  The Company was entitled to convert the Debentures into shares of common stock upon the occurrence of certain mergers and consolidations, the consummation of an offering of the Company's securities in the aggregate amount of $1,000,000 or upon the filing of a registration statement  at a conversion price of $1.00 per share. If not converted, the entire principal amount would be due to the holder on the five year anniversary of the debenture with interest to be paid quarterly in cash or shares. The Company, upon consummation of the offering, converted the subscribers' debentures and unpaid interest into 2,266,112 shares of common stock.  In connection with the convertible debentures, the Company issued to these individuals an aggregate of 1,267,641 warrants with exercise prices of $2.00 per share on the first 422,547 warrants, $3.00 per share on the second 422,547 warrants, and $4.00 per share on the final 422,546 warrants.  These warrants are exercisable for a period of three years from the date of issuance. The fair value of the warrants issued using the Black-Scholes Option Pricing Model was $36,960.  The Black-Scholes Option Pricing Model had the following assumptions: Risk-free interest of 5.00%; Dividend yield 0.00%; Volatility of 265.73% and a warrant life of five (5) years. At March 31, 2007 all convertible note holders converted their debentures plus accrued and bonus interest into 2,266,112 shares of the Company’s common stock.

NOTE 7 -	INCOME TAXES

As of March 31, 2007, the Company had deferred tax assets of approximately $340,000, resulting from temporary differences and net operating loss (“NOL”) carry-forwards of approximately $1,000,000, which are available to offset future taxable income, if any, through 2027. As utilization of the net operating loss carry-forwards and temporary difference is not assured, the deferred tax asset has been fully offset by a valuation allowance.

The tax effects of temporary differences, loss carry-forwards and the valuation allowance that give rise to deferred income tax assets at March 31, 2007are as follows:

Temporary differences:
Net operating losses and deferred expenses	$340,000
Less valuation allowance	(340,000)
Deferred tax assets	$-
The reconciliation of the effective income tax rate to the federal statutory rate for the period ended
March 31, 2007is as follows:
Federal income tax rate	34.0%
Change in valuation allowance on net operating loss carry-forwards	(34.0)%
Effective income tax rate	0.0%

NOTE 8 -	STOCKHOLDERS’ EQUITY

The Company is currently authorized to issue 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock.

Common Stock

On November 13, 2006, the Company issued 9,000,000 shares of common stock to each of its founders, Sam Jankovich and Private Capital Group, LLC. (“PCG”)  These shares were recorded at their par value of $0.001 or $18,000.

The holders of the common stock are entitled to equal dividends and distributions per share with respect to the common stock, when and if declared by the Board of Directors, from funds legally available. No holder of any shares of common stock has a preemptive right to subscribe for any shares of any class of Company stock. Upon liquidation, dissolution or winding up, and after payment to creditors and preferred stockholders, if any, assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights.

Preferred Stock

The Company’s Articles of Incorporation authorize the Board of Directors to issue 10,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to determine, prior to issuing any such series of preferred stock and without any vote or action by the shareholders, the rights, preferences, privileges and restrictions of the shares of such series, including dividend rights, voting rights, terms of redemption, the provisions of any purchase, retirement or sinking fund to be provided for the shares of any series, conversion and exchange rights, the preferences upon any distribution of the assets of the Company, including in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the preferences and relative rights among each series of preferred stock. At August 15, 2007, the Company had no shares of preferred stock issued and outstanding.

Warrants

The Company has outstanding warrants to purchase 3,379,062 shares of its common stock.  1,267,641 warrants are exercisable immediately to purchase 422,547 shares of Common Stock, at a price per share of $2.00, 422,547 shares of Common Stock at a price per share of $3.00 and 422,547 shares of Common Stock at a price per share of $4.00 and expire on the third anniversary of the date of issuance.  Additional warrants to purchase 2,111,421 shares of Common Stock are outstanding exercisable at $1.00 per share and expiring on the third anniversary after issuance.

NOTE 9 -	COMMITMENTS

The Company has a non-cancelable lease for executive and general office space through August 31, 2010, requiring minimum annual lease payments of approximately $83,000, plus increases after September 1, 2008. In addition to the minimum lease payments the Company is responsible for their share of operating expenses, liability insurance and property insurance.

Future minimum payments required under non-cancelable lease agreement that have initial or remaining service terms in excess of one year at March 31, 2007were as follows:

2008	$82,975
2009	$84,427
2010	$86,960
2011	$36,679

Rent expense for the period from November 13, 2006(inception) through March 31, 2007was approximately $13,000.

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
Balance Sheet
December 31, 2007
(Unaudited)

ASSETS

CURRENT ASSETS
Cash	$3,245,706
Accounts receivable	67,400
Prepaid expenses and other current assets	171,920
Total current assets	3,485,026

Equipment and software, net of accumulated depreciation of $17,788	37,477
Intangible assets, net of amortization of $200,000	800,000
Deposits	17,122
TOTAL ASSETS	$4,339,625

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$63,103
Accrued expenses	90,751
Accrued compensation	70,228
Deferred revenue	28,101
Notes payable, net	814,149
Total current liabilities	1,066,332

STOCKHOLDERS' EQUITY
Preferred stock at $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-
Common stock at $0.001 par value; 100,000,000 shares authorized; 25,954,261 shares issued and outstanding	25,954
Additional paid-in capital	9,312,060
Deferred compensation	(1,931,345)
Accumulated deficit	(4,133,376)
Total Stockholders' Equity	3,273,293
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,339,625

See accompanying notes to the financial statements.

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
Statements of Operations
(Unaudited)

	Period from November 13, 2006 (Inception) through December 31, 2007	Nine Months Ended December 31, 2007	Three Months Ended December 31, 2007	Period from November 13, 2006 (Inception) through December 31, 2006

Revenue	$118,298	$118,298	$52,300	$-

Cost of revenue	-	-	-	-

Gross Margin	118,298	118,298	52,300	-

Operating Expenses:
Selling and marketing	531,048	358,930	117,287	6,551
General and administrative	1,370,298	966,464	289,700	74,891
Research and development	1,039,619	807,977	292,513	18,531
Total Operating Expenses	2,940,965	2,133,371	699,500	99,973

Operating loss	(2,822,667)	(2,015,073)	(647,200)	(99,973)

Other Expenses:
Interest	1,310,709	1,101,532	1,087,568	3,836
Total Other Expenses	1,310,709	1,101,532	1,087,568	3,836

Loss from operations before income taxes	(4,133,376)	(3,116,605)	(1,734,768)	(103,809)

Income taxes	-	-	-	-
Net loss	$(4,133,376)	$(3,116,605)	$(1,734,768)	$(103,809)
Loss per common share – basic and diluted	$(0.19)	$(0.13)	$(0.07)	$(0.01)

Weighted average number of common shares outstanding - basic and diluted	21,703,324	23,482,097	25,020,928	18,000,000

See accompanying notes to the financial statements.

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
Statement of Stockholders’ Equity (Deficit)
For the Period from November 13, 2006 (Inception) through December 31, 2007
(Unaudited)

	Common Shares	Amount	Additional Paid-in Capital	Deferred Compensation	Accumulated Deficit		Total Stockholder’s Equity

Balance, November 13, 2006 (Inception)	-	$-	$-	$-	$	$-	$-

Issuance of common stock for services	18,000,000	18,000					18,000

Issuance of warrants in connection with convertible notes			56,115				56,115

Issuance of common stock for conversion of notes (net of costs of $262,548)	2,266,112	2,266	1,987,160				1,989,426

Net loss						(1,016,771)	(1,016,771)

Balance, March 31, 2007	20,266,112	20,266	2,043,275	-		(1,016,771)	1,046,770

Issuance of common stock for services	4,754,816	4,755	2,100,901	(2,000,000)			105,656

Issuance of common stock for cash	933,333	933	699,067				700,000

Amortization of deferred compensation				68,655			68,655

Issuance of warrants in connection with convertible notes and common stock			4,468,817				4,468,817

Net loss						(3,116,605)	(3,116,605)

Balance, December 31, 2007	25,954,261	$25,021	$9,312,060	$(1,931,345)		$(4,133,376)	$3,273,293

See accompanying notes to the financial statements.

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
Statements of Cash Flows
(Unaudited)

	Period from November 13, 2006 (Inception) through December 31, 2006	Nine Months Ended December 31, 2007	Period from November 13, 2006 (Inception) through December 31, 2007

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(4,133,376)	$(3,116,605)	$(103,809)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:

Depreciation and amortization	255,657	201,611
Non-cash interest expense	649,274	440,098
Non-cash compensation expense	154,443	136,443
Changes in assets and liabilities:
Increase in accounts receivable	(67,480)	(67,480)	(1,000)
Increase in prepaid expenses	(172,020)	(130,817)	(32,105)
Increase in deposits	(17,122)	(8,444)	-
Increase (decrease) in accounts payable	63,103	(15,250)	7,389
Increase in accrued expenses	90,156	49,935	164,008
Increase in deferred revenue	28,101	28,101	-
Net Cash Provided by (Used in) Operating Activities	(3,149,264)	(2,482,408)	34,483

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of computer equipment	(55,264)	-	(42,710)
Acquired technology	(1,000,000)	-	(1,000,000)
Net Cash Used in Investing Activities	(1,055,264)	-	(1,042,710)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes	6,093,734	4,257,368	-
Proceeds from issuance of common stock	700,000	700,000	-
Proceeds/(repayments) from short-term notes	656,500	656,500	1,228,210
Net Cash Provided by Financing Activities	7,450,234	5,613,868	1,228,210

INCREASE IN CASH	3,245,706	3,131,460	219,983

CASH AT BEGINNING OF PERIOD	-	114,246	-
CASH AT END OF PERIOD	$3,245,706	$3,245,706	$219,983

SUPPLEMENTAL SCHEDULE OF CASH FLOW ACTIVITIES:

Intrest paid	$-	-	-
Taxes paid	$-	$-	-

See accompanying notes to the financial statements.

ENTERCONNECT INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 6, 2006 (INCEPTION) THROUGH DECEMBER 31, 2007
(UNAUDITED)

NOTE 1	NATURE OF OPERATIONS

EnterConnect Inc. was incorporated on November 13, 2006 under the laws of the State of Nevada under the name Priority Software, Inc. On January 4, 2007, the stockholders approved an amendment to the Certificate of Incorporation to change the name to EnterConnect Inc. (a development stage company) (“EnterConnect”, or the “Company”).      The Company is the developer of “EnterConnect” an out-of-the-box, enterprise-level intranet/extranet solution that includes Document Management, Content Management, Collaboration, Search and Security. EnterConnect is an intranet/extranet tool enabling companies to deploy internal employee, division, department, team portals and external customer, partner, and investor portals while leveraging a scalable portal infrastructure to accomplish present as well as future organizational requirements, initiatives and projects.

NOTE 2	SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

The accompanying interim financial statements for the three and six month periods ended September 30, 2007 and the period from November 13, 2006 (Inception) through September 30, 2007 are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.    Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations realized during an interim period are not necessarily indicative of results to be expected for a full year. These financial statements should be read in conjunction with the information filed as part of the Company’s Registration Statement on Form SB-2 which was declared effective on November 9, 2007.

Development stage company

The Company is a development stage company as defined by Statement of Financial Accounting Standards No. 7“Accountingand Reporting by Development Stage Enterprises” (“SFAS No. 7”). Although the Company has recognized some nominal amount of revenue since inception, the Company is still devoting substantially all of its efforts on establishing the business and, therefore, still qualifies as a development stage company. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions. Bad debt expense is included in general and administrative expenses.

Outstanding account balances are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure to its customers.

Revenue recognition

The Company’s revenues are derived principally from sale of polysilicon and consulting services relating to the specialty chemical gases industry. The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 (“SAB No. 104”) for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned less estimated future returns. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement that the services have been rendered to the customer, the sales price is fixed or determinable, and collectibility is reasonably assured.

Net loss per common share

Net loss per common share is computed pursuant to Statement of Financial Accounting Standards No. 128.    "Earnings per Share" ("SFAS No. 128").    Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. As of December 31, 2007, 9,772,639 warrants were excluded from the diluted loss per share computation, as their effect would be anti-dilutive.

Recently Issued Accounting Pronouncements

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-8889 on February 1, 2008. Commencing with the Company’s Annual Report for the year ending March 31, 2009, the Company is required to include a report of management on the Company’s internal control over financial reporting. The internal control report must include a statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting for the Company; of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of year end and; of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting. Furthermore, in the following fiscal year, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 “Fair Value Measurements” ("SFAS No. 157"). This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. The Statement is to be effective for the Company's financial statements issued in 2008; however, earlier application is encouraged. The Company is currently evaluating the timing of adoption and the impact that adoption might have on its financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, the provisions of which are required to be applied prospectively.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3 “Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities” (“EITF Issue No. 07-3”) which is effective for fiscal years beginning after December 15, 2007. EITF Issue No. 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts will be recognized as an expense as the goods are delivered or the related services are performed. The Company does not expect the adoption of EITF Issue No. 07-3 to have a material impact on the financial results of the Company.

In December 2007, the FASB issued FASB Statement No. 141 (Revised 2007) “Business Combinations” (“SFAS No. 141(R)”), which requires the Company to record fair value estimates of contingent consideration and certain other potential liabilities during the original purchase price allocation, expense acquisition costs as incurred and does not permit certain restructuring activities previously allowed under Emerging Issues Task Force Issue No. 95-3 to be recorded as a component of purchase accounting. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company will adopt this standard at the beginning of the Company’s fiscal year ending March 31, 2009 for all prospective business acquisitions. The Company has not determined the effect that the adoption of SFAS No. 141(R) will have on the financial results of the Company.

In December 2007, the FASB issued FASB Statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS No. 160”), which causes noncontrolling interests in subsidiaries to be included in the equity section of the balance sheet. SFAS No. 160 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented.  The Company will adopt this standard at the beginning of the Company’s fiscal year ending March 31, 2009 for all prospective business acquisitions. The Company has not determined the effect that the adoption of SFAS No. 160 will have on the financial results of the Company.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in the accompanying financial statements, the Company had an accumulated deficit of $4,133,376, a net loss and net cash used in operations of $3,116,605and $2,482,408 for the nine months period ended December 31, 2007, respectively. These conditions raise substantial doubt about its ability to continue as a going concern.

While the Company is attempting to produce sufficient sales, the Company’s cash position may not been sufficient to support the Company’s daily operations. Management has raised additional funds by way of a private offering. While the Company believes in the viability of its strategy to produce sales volume and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern.

NOTE 4	STOCKHOLDERS’ EQUITY

The Company is authorized to issue 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock.

Common Stock

On June 19, 2007, the Company entered into a Memorandum of Understanding with Global Media Fund, Inc. (“Global”) whereby Global agreed to distribute newspaper features, radio features and other marketing media with an agreed-upon value of $2,000,000 for 1,000,000 shares of the Company’s Common Stock.      The Company agreed that if the market value of these shares is below $700,000, the Company must issue Global an additional number of shares to equal $1,000,000 or Global has the right to terminate the Agreement.

On June 29, 2007, the Company entered into Release and Settlement Agreements with the following five of its key employees. The Company issued 3,375,816 shares of Common Stock in consideration of the employees releasing the Company from any and all claims, contracts, liabilities and suits. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act.

On December 6, 2007, EnterConnect conducted a private placement of its securities solely to accredited investors. Subscriptions were for units of common stock and common stock purchase warrants at a purchase price of $100,000 per Unit. The Company executed subscriptions for investments of $700,000 for a total of 933,333 shares of Common Stock and warrants to purchase 466,666 shares of common stock. The Warrants are exercisable at $1.50 per share and expire in 7 years. The Company agreed to use its best efforts to file a registration statement for the securities sold in the offering within 30 days and have the registration statement declared effective within 120 days.

On December 20, 2007, the Company consummated subscriptions with certain investors pursuant to which the Company sold $4,823,000 of Senior Secured Convertible Notes (the "Notes") with interest at 10% per annum, convertible into 8,038,333 shares of its common stock, par value $0.001 per share (the "Common Stock") and warrants (the "Warrants") to purchase 8,038,333 shares of Common Stock at an exercise price of $.80 per share  (“Warrant Shares”), or a cashless exercise provision if the Warrant Shares are not registered.      The Warrants may be exercised at any time and expire in 5 years.      The Company executed a registration rights agreement to file a registration statement for 130% of the shares underlying the Notes and the Warrant Shares sold in the offering within 30 days and have the registration statement declared effective within 120 days.